UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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KB HOME

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April 7, 2022

kb HOME

Built on Relationships®

2022 Proxy Statement

Jeffrey T. Mezger KB Home Chairman, President and Chief Executive Officer February 25, 2022 * Excludes a non-cash charge of $112.5 million to income tax expense related to the Tax Cuts and Jobs Act.

Dear Fellow
Stockholder

Together with the Board of Directors and the management team of KB Home, I am pleased to invite you to our 2022 Annual Meeting of Stockholders. The meeting will be conducted virtually through an audio-only webcast at 9:00 a.m. Pacific Time on Thursday, April 7, 2022.

2021 in Review

The KB Home team delivered outstanding results in 2021, continuing our expansion into a larger, more profitable, and higher-return company, and successfully positioning our business for further growth in 2022. We manage our Company for the long-term, and our performance in 2021 reflects this mindset.

As I think back to my prior letter to stockholders, in late February 2021, we were about one year into the COVID-19 pandemic and hopeful its course would turn a corner. However, the year unfolded differently, with our country emerging from one pandemic surge at the start of 2021 and facing another by the end of year. In spite of this, or perhaps further propelled by it, the demand for homeownership remained very strong, driven primarily by favorable demographic factors and a limited supply of both resale and new homes. At the same time, disruptions related to the pandemic created extremely challenging operational conditions, including contractor labor constraints and supply chain shortages, cost inflation, and municipal delays. This was an unusual set of circumstances to navigate and the most challenging I have seen in my homebuilding career. Our team demonstrated resiliency and creativity in effectively navigating the significant operational obstacles, adapting to dynamic conditions, and executing on our core business strategy to deliver a remarkable year of performance for our Company.

One of our objectives is to expand both our scale and profitability to drive higher returns, and we accomplished this in 2021. We generated total revenues of $5.72 billion, up 37% year over year, and diluted earnings per share of $6.01, up 92%. A primary factor driving our earnings was a 400-basis point increase in our homebuilding operating income margin, a key metric that measures our effectiveness in operating our business. Taken together, these achievements produced over eight percentage points of expansion in our return on equity, to approximately 20%, an extraordinary rise in a single year.

KB Home ■ 2022 Proxy Statement	1

During 2021, we opened 130 new communities across our footprint, which was our largest number of openings in many years. These openings helped advance our 2021 ending backlog value by 67% to nearly $5 billion and will support future net order and revenue growth. We take a balanced approach to capital allocation, with disciplined investments in future community count a primary focus. In 2021, we invested over $2.5 billion to acquire and develop land, increasing our lot position by almost 30%. We own all the lots we need for our projected increase in deliveries in 2022, and we own or control the lots we need to sustain our growth in 2023. In addition to reinvesting in our Company, in 2021, we returned over $240 million in cash to stockholders, through the repurchase of over 5% of our outstanding shares and our quarterly dividend, and we reduced our debt by over $60 million.

Throughout the year, we were privileged to receive a number of honors recognizing our Company’s leadership across multiple dimensions. Being named to The Wall Street Journal®’s “Management Top 250,” list, a ranking developed by the Drucker Institute, stands out, as it measures five important areas: customer satisfaction, employee engagement and development, innovation, social responsibility, and financial strength. We are proud to be among this group of the best-managed U.S. companies of 2021 and the only national homebuilder on the list.

And, earlier this month, our Company was named to Forbes®’ 2022 list of America’s Best Midsize Employers, the only national homebuilder to receive this distinction in each of the past two years. KB Home earned a place in the top 10% of the 500 companies ranked for 2022. We are committed to fostering a diverse and inclusive working environment that provides our employees opportunities for training, development, and professional growth and, as such, this recognition, based on feedback from our employees, is particularly rewarding.

Building for the Future

As we look to the future of KB Home and its place as an enduring brand, we strive to continually improve the satisfaction of our customers. Our mission is to be the most customer-obsessed homebuilder in the world, providing a compelling, simple, and personalized homebuying process, and we are delivering on our mission. I am proud of our performance, particularly given the considerable challenges of the past year, as we remain the #1 customer-ranked national homebuilder, based on buyer surveys from TrustBuilder®, a third-party, industry-specific homeowner review site, and ConsumerAffairs®. The rankings are based entirely on direct responses from our customers, reinforcing that the distinct homebuying experience we offer resonates with them.

We have always been forward thinking in managing our business and, as we think about what has lasting importance, we are reminded of one of our company values — striving for a better shared future. We recognize that our actions, whether as individuals, families, communities or as an organization, can collectively have a beneficial impact on the world, with the potential to advance environmental, social, and economic sustainability.

KB Home ■ 2022 Proxy Statement	2

For the past 15 years, we have made a dedicated effort to become a leading company in sustainability. We were the first national homebuilder to build 100% ENERGY STAR® certified new homes and have delivered over 160,000 ENERGY STAR certified new homes since 2000, more than any other homebuilder. Our homes are estimated to have cumulatively saved our homeowners approximately $800 million in utility bills and lowered carbon emissions by about 5.6 billion pounds, the equivalent of removing over 550,000 cars from the road for one year. Building communities that focus on sustainability results in KB Home having the best publicly reported Home Energy Rating System® (HERS®) Index score among large production builders, of 49. We have a long track record of annual improvement in this key metric, which we expect to continue in 2022. Beyond this year, we are targeting further progress in our HERS score to 45 by 2025, which equates to an estimated 8% reduction in carbon emissions over a five-year period.

Water conservation is another area that we are committed to, and we provide water-saving features in our homes to reduce usage of this critical resource, which, in turn, reduces our customers’ utility costs. KB Home has built over 18,000 WaterSense® labeled and Water Smart homes to date, which we estimate conserves approximately 1.6 billion gallons of water annually.

KB Home’s sustainability leadership is being recognized, and we were again named to Newsweek®’s list of America’s Most Responsible Companies — the only national homebuilder to receive this distinction in each of the past two years. This recognition highlights our focus on advancing our industry-leading environmental initiatives, dedication to social responsibility and strong corporate governance standards. We also received multiple awards from the U.S. Environmental Protection Agency in 2021, with each of the following honors representing another year of unprecedented achievement for a national homebuilder:

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ENERGY STAR Partner of the Year — Sustained Excellence Award — Our 11th consecutive award for demonstrating leadership in energy-efficient construction;

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ENERGY STAR Certified Homes Market Leader Awards — A record 25 awards in all, one in each of our primary markets nationwide, recognizing excellence in energy-efficient home building; and

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WaterSense Sustained Excellence Award — The seventh consecutive year we have received this award for our achievements in constructing water-efficient homes.

In addition to our progress in energy and water efficiency, we have advanced our efforts in renewable energy, particularly with respect to solar. KB Home has been a leader in solar homebuilding and was one of the first national builders to offer it. We built our first solar home in 2005 and introduced our first all solar community in 2011. We have delivered more than 14,000 solar-powered homes to our customers over time, producing an estimated total of 557 million kilowatt-hours of electrical power.

More recently, we expanded our sustainability portfolio to encompass healthier indoor environments with included features such as high-performance ventilation systems and low- or zero-VOC products, as well as options in our Design Studio that can reduce the spread of germs, such as anti-microbial door handles.

Our 15th Annual Sustainability Report, the longest-running publication of its kind for a national homebuilder, is slated for publication in conjunction with Earth Day 2022. We encourage you to review our report and learn more about our consistent, long-term approach and vision for building for the future.

Closing Thoughts

This year marks our 65th anniversary and we believe we are poised for an incredible year, supported by our nearly $5 billion backlog and a projected community count increase of between 20% and 25%, including openings in our newest markets: Boise, Idaho and Charlotte, North Carolina. Our objective remains consistent in delivering returns-focused growth, and we expect significantly higher revenues and profitability to drive meaningful expansion of our return on equity, which we anticipate will exceed 26% for 2022. Although the pandemic, and the disruptions caused by it, will remain present in 2022, we expect to continue to successfully navigate through them. We have an experienced, dedicated team and a Built-to-Order business model with a personalized approach and demonstrated appeal to homebuyers that drives among the highest absorption rates in the industry. And, we have a solid balance sheet and healthy cash flow with which to continue to grow our business into the future.

The KB Home team is committed to managing our business to drive long-term stockholder value, and along with our Board of Directors, we sincerely thank you for your investment and continued support.

Sincerely,

KB Home ■ 2022 Proxy Statement	3

Table of Contents

2022 Annual Meeting Summary	6
Annual Meeting Information	6
Meeting Agenda	6
Participating in the Annual Meeting Webcast	6
Sustainability at KB Home	8
Governance	8
Strategy	8
Risk Management	8
Metrics and Targets	9
Board and Corporate Governance Overview	10
Board and Committee Governance Structure	10
Board Experience and Skills	13
Director Compensation	14
Non-Employee Director Compensation	14
Director Compensation During Fiscal Year 2021	15
Election of Directors	16
Ownership of KB Home Securities	23
Stock Ownership Requirements	24
Delinquent Section 16(a) Reports	24
Compensation Discussion and Analysis	25
Financial Performance and Compensation Highlights	25
Pay For Performance — 2021 Fiscal Year CEO Compensation	27
Engaging With Our Stockholders	27
Compensation Governance	28
Pay Program Overview	29
NEO Compensation Components	30
Executive Compensation Decision-Making Process and Policies	35
Management Development and Compensation Committee Report	38
Executive Compensation	39
Summary Compensation Table	39
Grants of Plan-Based Awards During Fiscal Year 2021	40
Outstanding Equity Awards at Fiscal Year-End 2021	41
Option Exercises and Stock Vested During Fiscal Year 2021	42
Pension Benefits During Fiscal Year 2021	42
Non-Qualified Deferred Compensation During Fiscal Year 2021	43
Potential Payments Upon Termination of Employment or Change in Control	43
Advisory Vote to Approve Named Executive Officer Compensation	47
Ratify Ernst & Young LLP’s Appointment as Independent Auditor	48
Independent Auditor Services and Fees	48
Audit Committee Report	49
Annual Meeting Voting Matters and Other Information	50
Voting Your Shares	50
Voting Procedures	50
Proxy Solicitation Costs	51
Internet Availability of Proxy Materials	51
Stockholder Proposals for Our 2023 Annual Meeting of Stockholders	51
Annex 1: Corporate Governance Processes and Procedures	52
Director Independence Determinations	52
Related Party Transactions	52
Director Qualifications and Nominations	52
Board Evaluation Process	53
Audit Fee Pre-Approval Policy; Audit Committee Designation	53
Annex 2: Reconciliation of Non-GAAP Financial Measures	54

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Notice
of 2022 Annual Meeting
of Stockholders

Thursday, April 7, 2022

9:00 a.m., Pacific Time

Webcast Meeting Location:
meetnow.global/M7LZMVV

Items of Business

1.

Elect 11 directors, each to serve for a one-year term.

2.

Advisory vote to approve named executive officer compensation.

3.

Ratify Ernst & Young LLP’s appointment as KB Home’s independent registered public accounting firm for the fiscal year ending November 30, 2022.

The accompanying Proxy Statement describes these items in more detail. We have not received notice of any other matters that may be properly presented at the meeting.

Record Date

You are entitled to vote at the meeting and at any adjournment or postponement of the meeting if you were a stockholder as of the close of business on February 4, 2022.

By order of the Board of Directors,

WILLIAM A. (TONY) RICHELIEU

Vice President, Corporate Secretary and
Associate General Counsel

Los Angeles, California

February 25, 2022

Voting

Please vote as soon as possible to ensure your shares will be represented. Holders of record may vote via the Internet, telephone or mail. Stockholders whose shares are held by an intermediate broker or financial institution, also called beneficial holders, must vote in the way their intermediary provides. Holders with a control number from our transfer agent can vote at the Annual Meeting.

Virtual Meeting Format

For the safety and well-being of our stockholders, the Annual Meeting will be conducted online through an audio-only webcast. The accompanying Proxy Statement contains information about participating in the Annual Meeting. There will be no physical location for the Annual Meeting.

Annual Report

Copies of our Annual Report on Form 10-K for the fiscal year ended November 30, 2021 (“Annual Report”), including audited financial statements, are being made available to stockholders concurrently with the accompanying Proxy Statement on or about February 25, 2022.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on April 7, 2022: Our Proxy Statement and Annual Report are available at www.kbhome.com/investor/proxy.

KB Home ■ 2022 Proxy Statement	5

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2022 Annual Meeting Summary

Your Board is furnishing this Proxy Statement and a proxy/voting instruction form or Notice of Internet Availability to solicit your proxy for KB Home’s 2022 Annual Meeting of Stockholders (“Annual Meeting”). We anticipate these proxy materials will be available on or about February 25, 2022. Below is summary information about the Annual Meeting. Please review the detailed information in this Proxy Statement before voting.

Annual Meeting Information

Date & Time	Location:
Thursday, April 7, 2022 9:00 a.m., Pacific Time	Webcast Meeting at meetnow.global/M7LZMVV

Meeting Agenda

Items of Business	Board Recommendation	Voting Standard
Election of Directors	FOR each of the 11 nominees	Majority of Votes Cast
Advisory vote to approve named executive officer (“NEO”) compensation, also known as “Say-on-Pay”	FOR	Majority of Shares Present and Entitled to Vote
Ratify Ernst & Young LLP’s appointment as our independent registered public accounting firm (“Independent Auditor”) for the fiscal year ending November 30, 2022	FOR	Majority of Shares Present and Entitled to Vote

Participating in the Annual Meeting Webcast

The Annual Meeting webcast at meetnow.global/M7LZMVV will open at approximately 8:45 a.m., Pacific Time, on April 7, 2022. To access the audio-only meeting, vote and ask questions, you will need a valid control number from our transfer agent, Computershare. You will also need to use an Internet browser other than Microsoft Explorer. Holders of record will receive their control number on the notice or proxy card Computershare distributes to them.

If you are a beneficial holder, meaning an intermediate broker or financial institution holds your shares, you must register with Computershare no later than 5:00 p.m., Eastern Time, on April 4, 2022 to be able to vote and ask questions at the Annual Meeting. To register, please provide Computershare with proof of your KB Home stockholdings, known as a legal proxy, obtained from your broker or financial institution, along with your name and email address. Send the items by email at legalproxy@computershare.com (use KB Home Legal Proxy in the subject line); or by mail to: Computershare, KB Home Legal Proxy, P.O. Box 43001; Providence, RI 02940-3001. Computershare will email you confirmation of your registration.

Beneficial holders who cannot obtain a legal proxy can attend the Annual Meeting as a guest at the Internet address noted above. However, they will not have the ability to vote or ask questions at the Annual Meeting.

Questions may be submitted before or during the Annual Meeting. To submit a question in advance, visit meetnow.global/M7LZMVV before 8:59 p.m., Pacific Time, on April 6, 2022 and enter a valid control number. As many stockholder questions will be answered as time permits. However, we may not respond to questions that are not pertinent to meeting matters or our business. Single responses to a group of substantially similar questions may be provided to avoid repetition. We ask that attendees help us keep the proceedings orderly by following the meeting rules of conduct.

KB Home ■ 2022 Proxy Statement	6

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Our Vision

To be the most customer obsessed
homebuilder in the world.

Our Mission

Give our customers the ability to purchase a new
home that reflects what they value and how they
want to live, at a price they can afford.

Our Values

We make relationships the foundation for all we do.

It takes strong relationships to build a home. To build a strong relationship it takes respect, integrity, and open and honest communication. Our employees are the heart and soul of KB, and that belief in relationships defines how we behave toward each other, how we treat our customers through every step of the process, and, how we work with our suppliers, trade, and municipality partners.

We build homes that make lives better.

Innovative design and quality construction standards are the cornerstones of our brand. Behind our continuous drive to build exceptional homes is a passion for the wellbeing of those who live in them. From architecture to construction to customer service, we care about making our buyers’ lives more comfortable, convenient, and healthy. That’s how we lead the industry in customer satisfaction, and strive to keep it that way.

We believe that everyone deserves a home that’s as unique as they are.

Our business model is built on a simple, yet radical idea: a house becomes your home when it’s an expression of who you are. That’s why we give our customers the ability to choose — from homesite to elevation, from floor plan to design options — and a buying experience that’s personalized from end-to-end.

We deliver more for less.

We believe that every customer deserves a home that lives up to their dreams. That’s why it’s our shared responsibility to ensure that what we build delivers great value, so that every customer gets a home — and a homebuying experience — that can exceed their expectations without exceeding their budget. It’s a disciplined and responsible approach to homebuilding that’s good for our homebuyers and our business.

We strive for a better shared future.

From individuals, to families, to whole communities, our collective actions can have a beneficial impact on the world. We believe that every decision we make, from how we manage our workplace, to how we run our operations, has the potential to advance environmental, social, and economic sustainability.

KB Home ■ 2022 Proxy Statement	7

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Sustainability at KB Home

For 15 years, we have been a leader in sustainability within the homebuilding industry. Our longstanding sustainability initiatives are an integral part of our business strategy and comprise our environmental, social and governance (“ESG”) practices. We believe they provide benefits for our customers — principally by helping them lower their long-term costs of homeownership; our operations — distinctly differentiating us from other new home builders and from resale homes; and the environment — largely through the conservation of natural resources in our homes’ daily use over their multi-decade lives.

With increased consumer interest and technological advancements, we have expanded our sustainability program beyond a focus on building energy-efficient homes to encompass renewable solar energy, water efficiency, waste reduction and enhanced indoor environments. We have also incorporated into our sustainability program several socially focused practices, including investments to grow a diverse and inclusive workforce where team members have equal opportunity for training, development and professional career advancement, supported with strong benefits, incentives and health, safety and wellness protocols and resources.

Below is an outline of our approach to sustainability, presented in line with Task Force on Climate-related Financial Disclosures (TCFD) recommendations. In our annual sustainability reports and on our investor relations website, we also voluntarily report information aligned with the Sustainability Accounting Standards Board (SASB), Global Reporting Initiative (GRI) and United Nations Sustainable Development Goals (SDG) frameworks.

Governance

■

Our Board oversees our sustainability program as part of our overall business strategy, and

■

the Audit Committee specifically assesses environmental sustainability; and

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the Compensation Committee specifically evaluates workforce diversity and inclusion, and health and safety.

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Two directors — Arthur R. Collins and Dorene C. Dominguez — are the Board’s liaisons to management on ESG matters.

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We have a National Advisory Board, a panel of external advisors whose input and guidance help shape our sustainability priorities and reporting, and our approach to stakeholder engagement.

■

Internally, our Sustainability Leadership Team of high-level executives, led by an Executive Vice President (“EVP”) and Co-Chief Operating Officer and our Senior Vice President for Sustainability, and ESG Steering Committee, led by our Senior Vice President, Investor Relations, manage our sustainability initiatives and external stakeholder interactions.

■

We also have established an environmental management system, as defined by the U.S. Environmental Protection Agency (“EPA”), designed to facilitate and advance a continual cycle of planning, implementing, measuring and evaluating of our greenhouse gas (“GHG”) emission reduction efforts. This system is described in our 2020 sustainability report.

Strategy

Operational Context. We acquire land, develop communities on that land and sell homes in those communities, and contract with independent construction service providers to perform all land development and home construction work. We do not operate manufacturing facilities or a vehicle fleet, or package our products. We rely on various local utilities, and their particular power sources, to supply the energy used in community development. Once a community is sold out, significant development work ceases, and residents use their homes, which can remain occupied for decades.

Focus. As most of a home’s energy consumption occurs after it is delivered to a customer, we have prioritized maximizing our homes’ energy efficiency to the extent possible using advanced, cost-effective products and technology. We believe this is the best way we can help reduce GHG emissions and minimize their climate change impact. It also aligns with our core first-time homebuyers’ long-term affordability needs through potentially lower utility bills.

GHG Emission Reduction Goal. With the foregoing factors in mind, we set a goal to reduce the estimated GHG emissions of our average home built in 2025 by 0.5 metric tons per year, or 8%, from the estimated 6 metric tons for a KB home built in 2020. We expect to achieve this goal if we reduce our national average Home Energy Rating System® (HERS®) Index score by five points, from 50 in 2020 to a target of 45 for 2025. Our 2021 national average HERS score was 49, the lowest (and therefore the most efficient) publicly reported score among large production homebuilders.

Water Conservation. Our homes also include several water-saving features that may help to mitigate strain on water resources, particularly in fresh water-constrained locations. As water availability is an important issue for local governments in approving new-home communities, we believe our focus helps us to effectively address water-related development concerns and preserve this critical resource.

Risk Management

Certain operational impacts from climate-related risks are considered through our annual enterprise risk management assessment. Climate-related risks are identified in our Annual Report. We manage these risks through the above-identified governance mechanisms.

KB Home ■ 2022 Proxy Statement	8

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Metrics and Targets

Energy Efficiency	Climate/Natural Resources			Water Efficiency

49 HERS Index Score (2021), lowest (and therefore the most efficient) publicly reported score among large production homebuilders (average is 58 for all rated homes in 2021)

160,000+ U.S. EPA ENERGY STAR® certified homes built, more than any other homebuilder since 2000

100% ENERGY STAR certified home commitment since 2008 (only ~10% of all new U.S. homes built in 2020 were ENERGY STAR certified)

14,000+ solar homes built

1 HERS Index score point reduction in our national average score — 50 to 49 — from 2020 to 2021, on track with our goal to achieve a 45 national average HERS Index score in 2025

0.1 metric tons reduction in GHG emissions (est.) from the average KB home built in 2021 compared to 2020

5.6 billion pounds cumulative CO2 emission reduction (est.) from our ENERGY STAR certified new homes, compared to typical homes without those features

1.6 billion gallons of water saved each year (est.) from our homes and fixtures, compared to typical homes without these features

18,000+ U.S. EPA WaterSense® labeled and Water Smart homes built, more than any other homebuilder since 2005

900,000+ WaterSense labeled fixtures installed

100% WaterSense labeled fixture commitment since 2009

Indoor Air Enhancement	Workforce Diversity*			Social Practices

High-performance ventilation systems, low- or zero-VOC products and MERV-13 rated air filters are standard in our homes. MERV-13 rated air filters, one of the highest rated on the market, exceed ENERGY STAR requirements

Only homebuilder in the Well Living Lab Alliance, a global consortium of leading companies to improve indoor air environments

		Female	Minority

Publicly available policies include:

■

Ethics Policy

■

Human Rights statement

■

Supplier Code of Conduct

■

Responsible Marketing practices

As described in our Annual Report, we strive to provide a safe working environment and took several steps to support our team members’ wellness during the COVID-19 pandemic

	Managers	32% (33%)	21% (21%)
	Overall	40% (42%)	35% (33%)
We will continue using targeted recruiting, and talent development and promotion strategies to expand our employee and leadership diversity
* Data as of November 30, 2021 and (2020). Please see page 13 for Board diversity.
Additional Recognition

We are the only national homebuilder on:

■

Forbes® — America’s Best Midsize Employer list for 2021 and 2022

■

Newsweek® — Most Responsible Companies list for 2021 and 2022, awarded for our industry-leading environmental initiatives, dedication to social responsibility and strong corporate governance standards

■

The Wall Street Journal® — “Management Top 250” list (2021), as developed by the Drucker Institute, based on our performance in customer satisfaction, employee engagement and development, innovation, social responsibility and financial strength

KB Home ■ 2022 Proxy Statement	9

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Board and Corporate Governance Overview

As strong corporate governance is a key driver of long-term stockholder value, the Board has implemented a robust governance framework and leading practices to oversee the management of our business, as highlighted below and discussed elsewhere in this Proxy Statement.(1)

Independence
■

All directors, except for our President and Chief Executive Officer (“CEO”), are independent.

■

There is a robust Lead Independent Director position with significant responsibilities and authority, as described below.

■

Only independent directors serve on Board committees.

■

During 2021, there were no related party transactions.

Accountability
■

All directors are elected on an annual basis under a majority voting standard.

■

We have one class of voting securities that allow each holder one vote for each share held, and no supermajority voting requirements (except per Delaware law, our state of incorporation).

■

We proactively engage with our stockholders year-round on ESG matters, our business strategy, performance and outlook.

■

Directors and senior executives are subject to significant stock ownership requirements, and they and all employees may not pledge or hedge holdings of our securities.

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Executive officers are subject to an incentive compensation claw-back policy, and all unvested employee equity awards require double-trigger vesting in a change in control.

2021 Meetings and Attendance
■

Each director attended at least 75% of his or her total Board and committee meetings.

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We expect directors to attend our annual stockholder meetings. All directors attended our 2021 annual meeting.

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The Board held four meetings, with 96% average director attendance.

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The Audit and Compliance Committee held four meetings, with 100% member attendance.

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The Management Development and Compensation Committee held five meetings, with 88% average member attendance.

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The Nominating and Corporate Governance Committee held four meetings, with 91% average member attendance.

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No directors are over-boarded.

Board and Committee Governance Structure

Board Leadership

Jeffrey T. Mezger, our CEO, has served as Chairman of the Board since 2016. The non-employee directors elected Mr. Mezger as Chairman based on his fundamental understanding of our business model and effective operational leadership, and their belief that combining the roles of Chairman and CEO enhances our ability to achieve our long-term growth goals. Board governance is balanced with a strong Lead Independent Director position, which is designed to maintain the Board’s firm independent oversight. Melissa Lora has served as Lead Independent Director since 2016.

Key Lead Independent Director Duties

■

Presides at all Board meetings where the Chairman is not present and at all executive sessions and meetings of the non-employee directors, which may be called at any time and for any purpose.

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Consults with the Chairman and the non-employee directors regarding meeting agendas and schedules and the content and flow of information to the Board.

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Provides Board leadership if there is (or there is perceived to be) a conflict of interest with respect to the role of the Chairman who is also the CEO.

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If requested by major stockholders, being available to them for consultation and communication as appropriate.

■

Any additional duties set forth in our Corporate Governance Principles or By-Laws, or as the Board may determine from time to time.

(1)

Additional information about our corporate governance policies, processes and procedures is provided in Annex 1 to this Proxy Statement.

KB Home ■ 2022 Proxy Statement	10

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Standing Board Committee Profiles

Audit and Compliance Committee (“Audit Committee”)	Members:
	■ Dr. Thomas W. Gilligan (Chair) ■ Arthur R. Collins ■ Dorene C. Dominguez	■ Kevin P. Eltife ■ Dr. Stuart A. Gabriel

Principal Responsibilities:

Oversees our corporate accounting and reporting practices and audit process, including our Independent Auditor’s qualifications, independence, retention, compensation and performance, and our compliance with legal and regulatory requirements and management of matters in which we have or may have material liability exposure, including those pertaining to environmental sustainability; and may approve our incurring, guaranteeing or redeeming debt.

Delegated Risk Oversight:

■

Oversees management’s performance of an annual enterprise risk management assessment that identifies significant business and operations risks based on probability, impact and mitigating factors, which it reports on to the Board.

■

This assessment’s outcome drives our internal audit department’s activities, which are based on a committee-approved annual audit plan. The internal audit department’s performance against the approved audit plan, along with the department’s audit findings, are reported and discussed at the committee’s quarterly meetings and on request.

■

Monitors cybersecurity risks and our evolving physical, electronic and other protection strategies and initiatives.

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Receives and discusses reports from our senior finance, accounting, legal and compliance, and internal audit personnel at each regular meeting on risks within their respective area of responsibility. It also conducts separate executive sessions at those meetings with each of those individuals and with our Independent Auditor to discuss such risks.

Management Development and Compensation Committee (“Compensation Committee”)	Members:
	■ Melissa Lora (Chair) ■ Timothy W. Finchem ■ Robert L. Johnson	■ Jodeen A. Kozlak ■ Brian R. Niccol ■ James C. Weaver

Principal Responsibilities:

Evaluates and recommends our CEO’s compensation; determines compensation for the CEO’s direct reports; evaluates and recommends non-employee director compensation; and oversees our policies and programs relating to significant human resource concerns, including non-discrimination and equal employment opportunity policies, and initiatives designed to foster the diversity and inclusion of talents, backgrounds and perspectives within, and to support the health and safety of, our workforce. Frederic W. Cook & Co., Inc. (“FWC”) assists the committee as its outside compensation consultant.

Delegated Risk Oversight:

■

Oversees an annual employee compensation risk assessment FWC performs together with our management that largely focuses on potential policy and program design and implementation risks.

■

Annually reviews our compliance with our equity-based award grant policy, and our human capital development and management succession planning (both short- and long-term) for all levels of our organization, which, among other things, assesses executive bench readiness and diversity within our workforce.

■

Reviews and, as appropriate, approves the compensation arrangements our senior human resources personnel develop.

Based on this oversight approach, including the results of our most recent annual risk assessment, we do not believe that risks arising from our present employee compensation policies and programs are reasonably likely to have a material adverse effect on us.

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Nominating and Corporate Governance Committee (“Nominating Committee”)	Members
	■ Robert L. Johnson (Chair) ■ Dorene C. Dominguez ■ Timothy W. Finchem	■ Dr. Thomas W. Gilligan ■ James C. Weaver

Principal Responsibilities:

Oversees our corporate governance policies and practices; and as further discussed in Annex 1, reviews “related party transactions;” identifies, evaluates and recommends qualified director candidates to the Board; and administers the annual Board evaluation process.

Delegated Risk Oversight:

■

Oversees corporate governance-related risks, including assessing potential related party transactions, and evaluating the mix of director skills and experience with that of potential director candidates and the Board’s needs.

■

Reviews proposed updates to our core governance policies based on input from management and recommends changes to the Board.

Board Committee Membership Changes

Board Committee memberships changed in 2021 as follows:

■

Ms. Kozlak (January 2021) and Mr. Niccol (July 2021) were appointed to the Compensation Committee, when each respectively joined the Board.

■

Ms. Lora replaced Kenneth M. Jastrow, II as Compensation Committee Chair in January 2021 upon Mr. Jastrow becoming a Director Emeritus.

■

Ms. Lora and Mr. Weaver rotated off the Audit Committee and Mr. Weaver joined the Nominating Committee in January 2021.

■

Mr. Michael W. Wood resigned from the Audit Committee and the Nominating Committee in July 2021 in conjunction with being appointed as a Director Emeritus.

Governance Documents and Public Filings Availability

Our Certificate of Incorporation, By-Laws, Corporate Governance Principles, Board-approved charters for each standing committee and Ethics Policy serve as the foundation of our corporate governance. Each document may be viewed, printed or downloaded at https://investor.kbhome.com/environmental-social-and-governance-esg/governance/governance-documents/default.aspx. These documents are also available in print upon request. The information on our website, including the investor relations section and our annual sustainability reports, is not incorporated by reference into and does not form a part of this Proxy Statement.

Our Securities and Exchange Commission (“SEC”) filings are available on our website at https://investor.kbhome.com/financial-information/
sec-filings/default.aspx.

Communicating with the Board

Any interested party may write to the Board, the Chairman of the Board, the Lead Independent Director or any other director in care of our Corporate Secretary at KB Home, 10990 Wilshire Boulevard, Los Angeles, CA 90024.

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Board Experience and Skills

We have a balanced and well-diversified Board composed of actively engaged directors possessing skill sets in a range of sectors relevant to our business, as summarized below, along with the number of directors possessing a corresponding attribute or skill. Our directors are also financially literate and have executive management or other experience that enables them to effectively contribute business and strategic insight, risk management sensibility, informed counsel and practical knowledge across the operating dimensions of our enterprise.

Strategic Risk Management: Experience implementing business or institutional strategic plans and managing the associated risks.	Corporate Governance: Experience with public or large private company governance.
Technological Innovation: Experience with or management of technology applications, advanced products or organizations that develop them.	Enterprise Leadership: Experience as chief executive or top manager of a commercial or academic organization.
Retailing: Experience operating or managing retail businesses or operations similar to our design studios.	Finance/Investing: Professional or academic expertise or experience in preparing, auditing or evaluating financial statements, or in managing commercial investments.
Real Estate: Professional experience in acquiring, managing or selling real estate assets.	Government: Experience serving as a public official or in another public position, or working with or advising on regulatory, legislative or policy matters.
Human Resources: Experience in talent management, professional development and/or succession planning.	Homebuilding: Experience or expertise in residential land development or home construction activities.
Environmental: Experience or expertise with managing or advising on operational environmental matters, or possesses a relevant academic/research background.

Board of Directors Diversity Considerations

The Board considers diversity for directors and director candidates as encompassing race, ethnicity, national origin and gender, geographic residency, educational and professional history, community or public service, expertise or knowledge base and/or other tangible and intangible aspects of an individual. Beyond their diverse perspectives, skills and demographic characteristics, 42% percent of our directors are women or ethnic minorities. Our Board members are situated in regional locations in proportion to our business.

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Director Compensation

Directors, other than Mr. Mezger, who is not paid for his Board service, are compensated as described below. We also pay directors’ travel-related expenses for Board meetings and Board activities. Our director compensation program is shown in the table below.

Non-Employee Director Compensation*

Board Retainer:	$100,000
Equity Grant (grant date fair value):	$162,500
Lead Independent Director Retainer:	$40,000
Committee Chair Retainers:	$27,500 (Audit Committee) $21,000 (Compensation Committee) $20,000 (Nominating Committee)
Committee Member Retainers:	$12,500 (Audit Committee) $10,000 (Compensation Committee) $10,000 (Nominating Committee)
Meeting Fees:	$1,500 (per applicable meeting, as described below)
* Directors elected to the Board other than at an annual meeting receive prorated compensation.

Retainers

Each director may elect to receive retainers in equal quarterly cash installments, in unrestricted shares of our common stock or in deferred common stock awards (“stock units”). Equity-based grants are made as described below.

Equity Grant

Except as noted below, each director may elect to receive their equity grant in common stock or stock units. Grants are made on election to the Board, with the rounded number of shares/units based on our common stock’s grant date closing price. Directors receive a share of our common stock for each stock unit they hold on the earlier of a change in control or leaving the Board. Directors receive cash dividends on their common stock holdings and cash dividend equivalent payments on their stock units. Stock units have no voting rights. If a director has not satisfied their stock ownership requirement (see “Stock Ownership Requirements”), they can receive only stock units for their equity grant and must hold all shares of common stock until they satisfy the requirement or leave the Board.

Meeting Fees

Directors receive fees for each non-regularly scheduled Board or committee meeting they attend if they have also attended all the same body’s prior meetings in a specified 12-month period. No meeting fees were paid in 2021.

Indemnification Agreements

We have agreements with our directors that provide them with indemnification and advancement of expenses to supplement what our Certificate of Incorporation and insurance policies provide, subject to certain limitations.

Directors’ Legacy Program

From 1995 to 2007, we maintained a Directors’ Legacy Program. Mr. Finchem and Ms. Lora are the only current directors who are participants. Former Director Emeritus Kenneth M. Jastrow, II is also a participant. Under the program, after a participant’s death, we will make a donation on their behalf of up to $1.0 million directly to up to five participant-designated qualifying charitable institutions or organizations in 10 equal annual installments. Program participants are fully vested in their donation amount; however, neither they nor their families receive any proceeds, compensation or tax savings associated with the program. We maintain life insurance policies to help fund program donations. In 2021, no premium payments were required to be made on policies associated with current directors. The total amount payable under the program at November 30, 2021 was $14.3 million.

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Director Compensation During Fiscal Year 2021

Name	Fees Earned or Paid in Cash ($)(a)	Stock Awards ($)(b)	All Other Compensation ($)	Total ($)
Mr. Collins	$112,500	$162,500	$—	$275,000
Ms. Dominguez	122,500	162,500	—	285,000
Mr. Eltife	112,500	162,500	—	275,000
Mr. Finchem	30,000	282,500	—	312,500
Dr. Gabriel	112,500	162,500	—	275,000
Dr. Gilligan	137,500	162,500	—	300,000
Mr. Jastrow (c)	184,657	—	—	184,657
Mr. Johnson	100,000	192,500	—	292,500
Ms. Kozlak	27,500	272,500	—	300,000
Ms. Lora	161,000	162,500	—	323,500
Mr. Niccol	27,500	121,875	—	149,375
Mr. Weaver	100,000	182,500	—	282,500
Mr. Wood (c)	181,250	185,000	—	366,250
(a)

Fees Earned or Paid in Cash. These amounts generally represent cash retainers paid to directors per their individual elections. The amount for Ms. Lora includes her Lead Independent Director retainer. The amounts for Mr. Niccol reflect his election to the Board in July 2021.

(b)

Stock Awards. These amounts represent the aggregate grant date fair value of the shares of our common stock or stock units granted to our directors in 2021 based on their individual elections with regard to their retainers and type of equity grant (i.e., shares or stock units). The grant date fair value of each such award is equal to the closing price of our common stock on the date of grant. All grants were made on April 8, 2021, except those for Mr. Niccol were made on July 8, 2021, the date he was elected to the Board. The table below shows the respective grants to our directors in 2021.

Name	2021 Common Stock Grants (#)	2021 Stock Unit Grants (#)
Mr. Collins	3,426	—
Ms. Dominguez	3,426	—
Mr. Eltife	3,426	—
Mr. Finchem	—	5,955
Dr. Gabriel	3,426	—
Dr. Gilligan	—	3,426
Mr. Johnson	4,057	—
Ms. Kozlak	—	5,744
Ms. Lora	—	3,426
Mr. Niccol	3,138	—
Mr. Weaver	—	3,847
Mr. Wood	474	3,426

The aggregate number of outstanding equity awards held by our non-employee directors at the end of our 2021 fiscal year are shown under “Ownership of KB Home Securities,” exclusive of 2,043 shares of our common stock Ms. Lora holds in a family trust, and 70,849 director stock options Mr. Johnson exercised in tranches on January 26 and 28, 2022, resulting in his receiving 46,419 shares of our common stock.

(c)

Director Emeritus Compensation. On January 21, 2021, Mr. Jastrow resigned as a director in conjunction with the Board appointing him as a Director Emeritus. For his Director Emeritus service, Mr. Jastrow received as compensation the current Board cash retainer, plus the fair value of the standard equity grant (or $262,500), all payable in cash quarterly for each quarterly period of service, as well as reimbursement for service-related expenses. On October 7, 2021, Mr. Jastrow stepped down as Director Emeritus. In honor of his service to the Board, in October, we made a $25,000 donation to an educational institution of Mr. Jastrow’s choice. On July 8, 2021, Mr. Wood resigned as a director in conjunction with the Board appointing him as a Director Emeritus, with the same service compensation as provided to Mr. Jastrow.

In addition, in honor of Messrs. Johnson’s and Wood’s service, which will end as of the Annual Meeting, we will make donations of up to $25,000 to the charitable or educational institutions they respectively choose.

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Election of Directors

The Board will present as nominees at the Annual Meeting, and recommends our stockholders elect to the Board, each of the individuals named below for a one-year term ending at the election of directors at our 2023 annual meeting. Each nominee has consented to being nominated and agreed to serve as a director if elected. Other than Mr. Niccol, who was elected to the Board in July 2021, each nominee is standing for re-election.

Should any of the nominees become unable to serve as a director prior to the Annual Meeting, the named proxies, unless otherwise directed, may vote for the election of another person as the Board may recommend. If the Board’s nominees are elected at the Annual Meeting, the Board will have 11 directors.

Voting Standard

To be elected, each nominee must receive a majority of votes cast in favor (i.e., the votes cast for a nominee’s election must exceed the votes cast against their election).

FOR	Board recommendation: FOR approval of each director nominee

Director Succession and Refreshment

Although there are no term limits for directors, a director must retire from the Board as of the first annual meeting following their 75th birthday. Based on this firm requirement, Mr. Johnson is not standing for election, and will step down from the Board as of the election of directors, at the Annual Meeting. In addition, if elected as a director at the Annual Meeting, Mr. Finchem must retire from the Board at the end of his term in 2023.

In 2020, with multiple directors then approaching its retirement age, the Board initiated a proactive plan to refresh its membership that resulted in Messrs. Collins and Eltife joining the Board in 2020 and Ms. Kozlak being elected in early 2021. Continuing with that plan, the Board elected Mr. Niccol in 2021, as noted above. Through this initiative, the Board successfully added several well-qualified and diverse directors who have effectively expanded the range of its members’ skills, experiences and expertise.

At their suggestions to enable the Board to elect Ms. Kozlak and Mr. Niccol, as well as promote an orderly succession process where it could continue to benefit from their insights and experience from their years of service as directors, the Board appointed each of Mr. Jastrow and Mr. Wood as a Director Emeritus in January 2021 and July 2021, respectively. Each contemporaneously resigned as a director with their appointments and will not be standing for election at the Annual Meeting. Mr. Jastrow stepped down as a Director Emeritus in October 2021. Mr. Wood’s term as a Director Emeritus will end on the date of the Annual Meeting.

Majority Voting Standard

Our Corporate Governance Principles provide that a director nominee who fails to win election to the Board in an uncontested election is expected to tender his or her resignation from the Board (or to have previously submitted a conditional tender). An “uncontested election” is one in which there is no director nominee that has been nominated by a stockholder in accordance with our By-Laws. This election is an uncontested election. If an incumbent director fails to receive the required vote for election in an uncontested election, the Nominating Committee will act promptly to determine whether to accept the director’s resignation and will submit its recommendation for the Board’s consideration. The Board expects the director whose resignation is under consideration to abstain from participating in any decision on that resignation. The Nominating Committee and the Board may consider any relevant factors in deciding whether to accept a director’s resignation.

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Age: 61 Director Since: 2020 Founder and Managing Partner, theGROUP	Arthur R. Collins

Arthur R. Collins is the founder and Managing Partner of theGROUP, a strategy, policy and communications firm. Prior to founding theGROUP in 2011, Mr. Collins was Chairman and CEO of Public Private Partnership, Inc., which he established in 1989. Mr. Collins has deep experience advising corporate, governmental, nonprofit and political organizations across a broad range of matters, including national security, energy, healthcare, agriculture, information technology, transportation, manufacturing and financial services. He also has a substantial presence in Washington, D.C. and the Southeast United States, where we have significant business operations.

Public Company Directorships:
■ KB Home ■ Aflac Incorporated ■ RLJ Lodging Trust
Other Professional Experience:
■

Vice Chair, Brookings Institution Board of Trustees (2014-Present)

■

Chairman, Morehouse School of Medicine Board of Trustees (2008-Present)

■

Member, Meridian International Center Board of Trustees (2011-2017)

■

Chairman, Florida A&M University Board of Trustees (2001-2003)

Age: 59 Director Since: 2017 Chairwoman and Chief Executive Officer, Vanir Group of Companies, Inc.	Dorene C. Dominguez

Dorene C. Dominguez has served since 2004 as Chairwoman and Chief Executive Officer of the Vanir Group of Companies, Inc. and its subsidiaries Vanir Construction Management, Inc. and Vanir Development Company, Inc., which provide a wide range of program, project and construction management services for clients in the healthcare, education, justice, water/wastewater, public buildings, transportation and energy markets throughout the United States. Ms. Dominguez also serves as Chair of The Dominguez Dream, a nonprofit organization that provides academic enrichment programs in math, science, language arts and engineering to elementary schools in underserved communities. Ms. Dominguez has extensive experience in executive management, finance, and civic engagement, as well as significant expertise in project and asset management and real estate development. She also has a substantial presence and is well-regarded in California, an important market for us.

Public Company Directorships:
■ KB Home ■ CIT Group Inc. ■ Douglas Emmett, Inc.
Other Professional Experience:
■

Board of Trustees Member, University of Notre Dame (2018-Present)

■

Board Member, CIT Bank, N.A. (2017-Present)

■

Board Member, California Chamber of Commerce (2017-Present)

■

Member, The Coca-Cola Company Hispanic Advisory Council (2016-Present)

■

Board Member, Pride Industries, nonprofit employer of individuals with disabilities (2009-Present)

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Age: 62 Director Since: 2020 Founder and Owner, Eltife Properties, Ltd.	Kevin P. Eltife

Kevin P. Eltife has been the founder and owner of Eltife Properties, Ltd., a commercial real estate investment firm, since 1996. He also has served since 2018 as the Chairman of The University of Texas System Board of Regents, following his initial appointment to that board in 2017. Previously, Mr. Eltife served as a Texas State Senator and as the Mayor of Tyler, Texas. Mr. Eltife has deep expertise in overseeing sophisticated real estate development projects, a strong background in executive leadership and governance, and considerable policymaking and civic engagement experience. In addition, he is highly regarded in Texas, which is an important market for us.

Public Company Directorships:
■ KB Home
Other Professional Experience:
■

Chairman, The University of Texas System Board of Regents (2018-Present; Member 2017-Present)

■

Texas State Senator (2004-2016; President pro tempore, 2015-2016)

■

Director, First Citizens Bank (2002-Present)

■

Mayor, Tyler, Texas (1996-2002)

Age: 74 Director Since: 2005 Board Chair, The First Tee	Timothy W. Finchem

Mr. Finchem has been Board Chair of The First Tee, a nonprofit youth development organization providing educational programs through the game of golf, since it was founded in 1997. He previously served as Commissioner of the PGA TOUR, a membership organization for professional golfers, from 1994 until his retirement in December 2016. He joined the PGA TOUR in 1987 and was promoted to Deputy Commissioner and Chief Operating Officer in 1989. Mr. Finchem has demonstrated success in broadening the popularity of professional golf among the demographic groups that make up our core homebuyers and experience in residential community development. He also has a substantial presence in Florida, one of our key markets.

Public Company Directorships:
■ KB Home
Other Professional Experience:
■ Commissioner, PGA TOUR (1994-2016) ■ Co-founder, National Marketing and Strategies Group (1980-1986) ■ Deputy Advisor to the President, White House Office of Economic Affairs (1978-1979)

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Age: 68 Director Since: 2016 Director, Richard S. Ziman Center for Real Estate at UCLA Distinguished Professor of Finance and Arden Realty Chair, UCLA Anderson School of Management	Dr. Stuart A. Gabriel

Dr. Gabriel has been since 2007 the Director of the Richard S. Ziman Center for Real Estate at UCLA, and is Distinguished Professor of Finance and Arden Realty Chair at the UCLA Anderson School of Management. With Dr. Gabriel’s significant professional experience in and distinguished study of macroeconomics and real estate, mortgage and finance markets, he has considerable knowledge and insight with respect to the economic, regulatory and financial drivers that affect housing and homebuilding at local, regional and national levels. In addition, with more than two decades of service in leadership roles at two of the most preeminent academic institutions in the country — UCLA and USC — he has substantial management and administrative expertise and is highly respected for his perspective on housing and land use matters in California, an important market for us, and nationally.

Public Company Directorships:
■ KB Home ■ KBS Real Estate Investment Trust II, Inc. ■ KBS Real Estate Investment Trust III, Inc. ■ KBS Real Estate Investment Trust, Inc. (2005-2018)
Other Professional Experience:
■

Director and Lusk Chair, USC Lusk Center for Real Estate (1997-2007)

■

Associate Professor/Professor, Finance and Business Economics, USC Marshall School of Business (1990-1997)

■

Economics Staff Member, Federal Reserve Board (1986-1990)

Age: 67

Director Since: 2012

Emeritus Senior Fellow, The Hoover Institution on War, Revolution and Peace

Clinical Professor of Finance and a Senior Scholar at the McCombs School of Business Salem Center for Policy

Dr. Thomas W. Gilligan

Dr. Gilligan is currently an Emeritus Senior Fellow at the Hoover Institution on War, Revolution, and Peace at Stanford University, a position he has held since September 2020. In addition, since September 2021, Dr. Gilligan has been a clinical professor of finance and a senior scholar at the McCombs School of Business Salem Center for Policy. From September 2015 until September 2020, Dr. Gilligan served as the Tad and Dianne Taube Director of the Hoover Institution, which is a public policy research center devoted to the advanced study of economics, politics, history, political economy, and international affairs. Dr. Gilligan has deep knowledge of and significant academic credentials in the fields of finance, economics, and business administration. He also brings extensive leadership skills and experience from his many years of service as a dean at two of the premier post-graduate business schools in the country and his immediate past position as the head of a prominent public policy institution. In addition, he is well-known and highly regarded, professionally and personally, in both Texas and California, which are key markets for us.

Public Company Directorships:
■ KB Home ■ Southwest Airlines Co.
Other Professional Experience:
■

Director, Hoover Institution (2015-2020)

■

Dean, McCombs School of Business (2008-2015)

■

Interim Dean, USC Marshall School of Business (2006-2007; Professor 1987-2006)

■

Assistant Professor, California Institute of Technology (1984-1987)

■

Staff Economist, White House Council of Economic Advisors (1983-1984)

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Age: 58 Director Since: 2021 Founder and CEO, Kozlak Capital Partners, LLC	Jodeen A. Kozlak

Jodeen A. Kozlak is the founder and CEO of Kozlak Capital Partners, LLC, a private consulting firm. Ms. Kozlak previously served as the Global Senior Vice President of Human Resources of Alibaba Group, a multinational conglomerate. Ms. Kozlak also previously served as the Executive Vice President and Chief Human Resources Officer of Target Corporation, one of the largest retailers in the U.S., and held other senior roles in her 15-year career at the company. Prior to joining Target, Ms. Kozlak was a partner in a private law practice. Ms. Kozlak has significant experience and insight into human capital management, talent development and executive compensation across a variety of organizational structures, as well as a strong background in executive leadership. In addition, she is well-known and highly respected in California, which is a significant market for us.

Public Company Directorships:
■ KB Home ■ C.H. Robinson Worldwide, Inc. ■ Leslie’s, Inc. ■ MGIC Investment Corporation
Other Professional Experience:
■ Global Senior Vice President of Human Resources of Alibaba Group (2016-2017) ■ Executive Vice President and Chief Human Resources Officer of Target Corporation (2007-2016)

Age: 59 Director Since: 2004 Lead Independent Director Since: 2016 Former President, Taco Bell International	Melissa Lora

Melissa Lora, a corporate director, served in several senior executive roles over her 31-year career at Taco Bell Corp., a division of Yum! Brands, Inc., one of the world’s largest restaurant companies, including as president of its international businesses at her retirement. In that position, she spearheaded Taco Bell International’s growth, driving a record number of new restaurant openings, and was widely recognized as an influential female leader in the industry. Ms. Lora is very knowledgeable of and has substantial experience and expertise in financial matters as well as in managing real estate assets. She made significant contributions to the work of the Audit Committee during her tenure as a member, providing strong leadership as its chair from 2008 to 2018. The Board first elected Ms. Lora as Lead Independent Director in November 2016 and has re-elected her to the role in each subsequent year.

Public Company Directorships:
■ KB Home ■ Conagra Brands, Inc. ■ MGIC Investment Corporation
Other Professional Experience:
■

President, Taco Bell International (2013-2018)

■

Global Chief Financial and Development Officer, Taco Bell Corp. (2012-2013)

■

Chief Financial and Development Officer, Taco Bell Corp. (2006-2012)

■

Chief Financial Officer, Taco Bell Corp. (2001-2006)

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Age: 66 Director Since: 2006 Chairman Since: 2016 Chairman, President and Chief Executive Officer, KB Home	Jeffrey T. Mezger

Jeffrey T. Mezger has been our President and Chief Executive Officer since November 2006 and was elected Chairman of the Board in 2016. Prior to becoming President and Chief Executive Officer, Mr. Mezger served as our Executive Vice President and Chief Operating Officer, a position he assumed in 1999. From 1995 until 1999, Mr. Mezger held a number of executive posts in our southwest region, including Division President, Arizona Division, and Senior Vice President and Regional General Manager over Arizona and Nevada. Mr. Mezger joined us in 1993 as president of the Antelope Valley Division in Southern California. In 2012, Mr. Mezger was inducted into the California Homebuilding Foundation Hall of Fame. As our CEO, Mr. Mezger has demonstrated consistently strong operational leadership, and ownership of our business strategy and its results. He has also established himself as a leading voice in the industry through his over 40 years of experience in the public company homebuilding sector.

Public Company Directorships:
■ KB Home
Other Professional Experience:
■

Policy Advisory Board Member, Fisher Center for Real Estate and Urban Economics at UC Berkeley Haas School of Business (2010-present)

■

Founding Chairman, Leading Builders of America (2009-2013; Executive Committee member until 2016)

■

Policy Advisory Board Member, Harvard Joint Center for Housing Studies (2004-present; Board Chair 2015-2016)

■

Executive Board Member, USC Lusk Center for Real Estate (2000-2018)

Age: 47 Director Since: 2021 Chairman and Chief Executive Officer, Chipotle Mexican Grill, Inc.	Brian R. Niccol

Brian R. Niccol is the Chairman and Chief Executive Officer of Chipotle Mexican Grill, Inc., which operates 2,800 company-owned restaurants across the U.S., as well as in Canada and Europe. Mr. Niccol has served as Chipotle’s Chief Executive Officer since 2018 and as its Board Chairman since 2020. From 2015 to 2018, Mr. Niccol served as Chief Executive Officer of Taco Bell Corp., a division of Yum! Brands, Inc., a global restaurant company. He joined Taco Bell in 2011 as Chief Marketing and Innovation Officer and served as President from 2013 to 2014. Prior to Taco Bell, from 2005 to 2011 he served in various executive positions at Pizza Hut, another division of Yum! Brands, including General Manager and Chief Marketing Officer. Before joining Yum! Brands, Mr. Niccol spent 10 years at Procter & Gamble Co., serving in various brand management positions. Mr. Niccol has significant experience and expertise in executive leadership, operational strategy development and execution, digital marketing and brand building. In addition, he is well known and highly respected in California, which is a significant market for us.

Public Company Directorships:
■ KB Home ■ Chipotle Mexican Grill, Inc. ■ Harley-Davidson, Inc. (2016-2021)
Other Professional Experience:
■

Chief Executive Officer, Taco Bell Corp. (2015-2018; President 2013-2014; Chief Marketing and Innovation Officer 2011-2013)

■

General Manager and Chief Marketing Officer, Pizza Hut (2009-2011; Chief Marketing Officer 2007-2009; other management positions 2005-2007)

■

Brand Management, Procter & Gamble, Co. (1996-2005)

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Age: 46 Director Since: 2017 Chief Executive Officer and Chairman, CW Interests, LLC	James C. Weaver

James C. “Rad” Weaver is CEO and Chairman of CW Interests, LLC, an investment management firm in San Antonio, Texas. He oversees the implementation of the company’s investment strategies, including management of direct investments in private operating businesses. Mr. Weaver is the former CEO of McCombs Partners. He also serves as a director of several private companies including Cox Enterprises, Inc., Circuit of the Americas and Milestone Brands. In 2017, he was appointed to the University of Texas System Board of Regents. Mr. Weaver has considerable experience in executive leadership, business strategy and execution, financial planning and analysis, and asset/investment management across a broad range of industries along with critical insight on governance and economic and regulatory policymaking. In addition, with his professional achievements and significant community involvement, he has a substantial presence and is well-regarded in Texas, a core market for us.

Public Company Directorships:
■ KB Home
Other Professional Experience:
■

Member, The University of Texas System Board of Regents (2017-Present)

■

Board Member and Current Chair Pro Tem, San Antonio Branch, Federal Reserve Bank of Dallas (Member 2014-Present; Chair Pro Tem 2016-Present)

■

Member, The McCombs School of Business Advisory Council (2014-Present)

■

San Antonio Chamber of Commerce Board of Directors (Member 2014-2017; Chairman 2016-2017)

■

McCombs Partners (2000-2020; Chief Executive Officer 2006-2020)

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Ownership of KB Home Securities

The table below shows the amount and nature of our non-employee directors’ and NEOs’ respective beneficial ownership of our common stock as of February 18, 2022. Except as otherwise indicated below, the beneficial ownership is direct and each owner has sole voting and investment power with respect to the reported securities holdings.

Non-Employee Directors*	Total Ownership(a)	Stock Options(b)
Arthur R. Collins	5,454	—
Dorene C. Dominguez	24,448	—
Kevin P. Eltife	5,454	—
Timothy W. Finchem	187,047	—
Dr. Stuart A. Gabriel	38,648	—
Dr. Thomas W. Gilligan	41,063	—
Robert L. Johnson	145,629	—
Jodeen A. Kozlak	6,730	—
Melissa Lora	180,619	—
Brian R. Niccol	3,138	—
James C. Weaver	27,732	—
Named Executive Officers
Jeffrey T. Mezger	2,014,622	757,952
Jeff J. Kaminski	451,658	305,882
Matthew W. Mandino	145,349	59,980
Robert V. McGibney	78,526	49,402
Albert Z. Praw	173,140	—
All Directors and Executive Officers as a Group (17 people)	3,795,094	1,306,488
(a)

No non-employee director or NEO owns more than 1% of our outstanding common stock, except for Mr. Mezger, who owns 2.1%. All non-employee directors and executive officers as a group own 3.9% of our outstanding common stock. The total ownership amount reported for each non-employee director includes all equity-based compensation awarded to them for their service on the Board, encompassing shares of common stock and stock units. Included in Mr. McGibney’s reported total ownership are 7,094 restricted shares of common stock. Dr. Gabriel, Ms. Lora and Mr. Kaminski each hold their respective vested shares of our common stock in family trusts over which they have shared voting and investment control with their respective spouses.

(b)

The reported stock option amounts are the shares of our common stock that can be acquired within 60 days of February 18, 2022. Non-employee director stock options were last granted in April 2014, as they ceased being a component of director compensation after that date. The remaining outstanding director stock options are held by a former director and expire in April 2022.

*

Director Emeritus Mr. Michael M. Wood has a total ownership of 60,318, encompassing shares of common stock held in a family trust, and stock units.

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The following table shows the ownership of each stockholder known to us to beneficially own more than five percent of our common stock. Except for the Grantor Stock Ownership Trust (“GSOT”), the below information (including footnotes) is based solely on the stockholders’ respective filings with the SEC that reported such ownership as of December 31, 2021. Some percentage figures below have been rounded.

Stockholder(a)	Total Ownership	Percent of Class
BlackRock, Inc. 55 East 52nd Street, New York, NY 10055	10,628,707	12.2%
The Vanguard Group, Inc. 100 Vanguard Blvd., Malvern, PA 19355	7,862,708	9.0%
KB Home Grantor Stock Ownership Trust(b) Wells Fargo Retirement and Trust Executive Benefits, One West Fourth Street, Winston-Salem, NC 27101	6,705,247	7.1%
(a) The stockholders’ respective voting and dispositive power with respect to their reported ownership is presented below, excluding the GSOT.
	Blackrock, Inc.(i)	The Vanguard Group, Inc.(ii)
Sole voting power	10,093,039	—
Shared voting power	—	87,278
Sole dispositive power	10,628,707	7,700,723
Shared dispositive power	—	161,985

(i)

Blackrock, Inc. is a parent holding company. A BlackRock, Inc. subsidiary, BlackRock Fund Advisors, beneficially owned five percent or more of Blackrock, Inc.’s reported total beneficial ownership.

(ii)

The Vanguard Group, Inc. is an investment adviser to various investment companies.

(b)

The GSOT’s percent of class figure is relative to the total number of shares of our common stock entitled to vote at the Annual Meeting. The GSOT holds these shares pursuant to a trust agreement with Wells Fargo Bank, N.A. as trustee. Both the GSOT and the trustee disclaim beneficial ownership of the shares. Under the trust agreement, our employees who hold unexercised common stock options under our employee equity compensation plans determine the voting of the GSOT shares. Employees who are also directors cannot vote GSOT shares; therefore, Mr. Mezger cannot direct the vote of any GSOT shares. If all eligible employees submit voting instructions, our other NEOs can direct the vote of the following amounts of GSOT shares: Mr. Kaminski 2,265,598; Mr. Mandino 444,258; Mr. McGibney 365,909; and all eligible executive officers as a group: 4,062,881.

Stock Ownership Requirements

Our non-employee directors and senior executives are subject to stock ownership requirements to better align their interests with those of our stockholders. Our Corporate Governance Principles require each of our non-employee directors to own at least five times the Board retainer (which currently equates to $500,000) in value of our common stock or common stock equivalents by the fifth anniversary of joining the Board. The executive stock ownership policy requires applicable senior executives, including our NEOs, to own a certain number of shares within a specified period. The policy is discussed under “Equity Stock Ownership Policy.” Each of our non-employee directors and NEOs is in compliance with their respective policy requirements.

Delinquent Section 16(a) Reports

Under Section 16 of the Exchange Act of 1934, as amended, our directors, executive officers and any persons holding more than 10% of our common stock are required to report to the SEC initial ownership of our common stock and any subsequent changes in ownership. The SEC has established specific filing due dates, and we are required to disclose any failure to file required ownership reports by these dates. Based solely on a review of forms filed with the SEC and the written representations of such persons, we are aware of no late Section 16(a) filings other than a late Form 4 for Ms. Lora reporting the sale of shares in October 2021, and an initial Form 3 for Mr. McGibney that omitted restricted stock holdings.

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Compensation Discussion and Analysis

Financial Performance and Compensation Highlights

In our 2021 fiscal year, we delivered impressive results across the majority of our financial and operational metrics, despite extremely challenging conditions caused by contractor labor shortages, supply chain disruptions and state and municipal delays affecting construction permitting, inspections and utility activations. The year was also highlighted by the expansion of our production capabilities and increased scale of our business to meet the healthy consumer demand within the housing market while continuing our position as the #1 ranked homebuilder in customer satisfaction by TrustBuilder and ConsumerAffairs. In addition, we advanced our industry leadership in ESG initiatives and were recognized by several organizations for our accomplishments and contributions in these areas to the broader communities in which we operate.

Annual Achievements

Even with the challenges in 2021, we achieved very strong growth across several key measures including the following (comparisons are to the prior year):

■

Revenues totaled $5.72 billion, up approximately 37%.

■

Pretax income increased to $695.3 million, up 91%.

■

Net income rose to $564.7 million from $296.2 million, a 91% increase.

■

Diluted earnings per share nearly doubled to $6.01, up 92%.

■

Debt to capital ratio improved 380 basis points to 35.8%.

■

Year-end backlog value grew 67% to $4.95 billion.

■

Return on equity increased 810 basis points to 19.9%, as calculated in our Annual Report.

Recent ESG Recognition

During 2021 and early 2022, KB Home was recognized for our ESG leadership by the following organizations/awards:

■

Newsweek 2021 and 2022 lists of America’s Most Responsible Companies — for demonstrating leading ESG practices, specifically, our industry-leading environmental initiatives, dedication to social responsibility and strong corporate governance standards.

■

Named to The Wall Street Journal’s “Management Top 250” list for 2021, which identifies the most effectively managed U.S. companies, as developed by the Drucker Institute. Corporate effectiveness is measured by examining performance in the areas of customer satisfaction, employee engagement and development, innovation, social responsibility and financial strength.

■

2021 EPA ENERGY STAR Partner of the Year — Sustained Excellence Award — our 11th consecutive award for demonstrating leadership in energy-efficient construction.

■

2021 EPA ENERGY STAR Certified Homes Market Leader Awards — a record 25 awards in all, one in each of our primary markets nationwide, recognizing excellence in energy-efficient home building.

■

2021 EPA WaterSense Sustained Excellence Award — the seventh consecutive year we have received this award for our achievements in constructing water-efficient homes.

■

Forbes’ 2021 and 2022 list of America’s Best Midsize Employers, including being listed among the top 10% of recognized companies in 2022.

Five-Year Results

Over the past five years, we significantly improved our business in a number of areas, including the following:

■

Grew revenues by 59%.

■

Increased pretax income by 366%.

■

Generated net income growth of 435% and diluted earnings per share growth of 437%.

■

Return on equity increased to 19.9% from 6.3%.

■

Debt to capital ratio improved significantly to 35.8% from 60.5%.

■

Book value per share increased 69% to $34.23.

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Total Stockholder Return

For the five-year period concluding in 2021, we achieved strong total stockholder return (“TSR”) results (including reinvestment of dividends), exceeding the returns of the S&P 500 Index in each year of the period, and the Dow Jones US Home Construction Index in four out of five years.

	2016	2017	2018	2019	2020	2021
KB Home	$100	$199	$134	$224	$231	$267
S&P 500 Index	100	123	131	152	178	228
Dow Jones US Home Construction Index	100	179	128	186	228	304

In the context of our business and its typical investment, development and product delivery cycle, we consider these longer-term measurement periods of TSR as generally more indicative of our performance than shorter measurement periods.

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Pay For Performance — 2021 Fiscal Year CEO Compensation

■

More than 90% of our CEO’s 2021 total direct compensation was performance-based and his base salary remained the same as in the prior four years.

■

Reflecting our strong performance on the primary metric of pretax income, up 91% year over year, and our CEO’s leadership on ESG initiatives as reflected in his individual performance factor (“IPF”) score, his $7.996 million annual incentive award was approximately 23% above the prior year’s award.

■

100% of our CEO’s long-term incentives were performance-based restricted stock units (“PSUs”), with the 2021 target award grant value remaining unchanged from the prior two years, and below the median long-term incentive award value granted to chief executive officers in our peer group.

■

Our CEO earned his three-year 2018 PSU award at 165% of target (as discussed under “2018 PSU Awards”), reflecting our performance on the three applicable measures.

The following table compares our CEO’s total Summary Compensation Table compensation for 2021 and 2020, which increased approximately 3.4% year over year:

Total Compensation*	2021	2020	Change
Base Salary	$1,150,000	$1,150,000	$—
Annual Incentive Award	7,995,919	6,523,927	1,471,992
Long-Term Incentive Award (PSU grant value)	4,999,996	5,000,009	(13)
Other	220,603	1,225,409	(1,004,806)
TOTAL	$14,366,518	$13,899,345	$467,173
*

This table includes all aspects of compensation that are disclosed in the Summary Compensation Table, with the “Other” category above consisting of the sum of amounts in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column and the All Other Compensation column.

Engaging With Our Stockholders

Direct engagement with our stockholders is an integral part of managing our business to drive long-term value and aligns with our core value of building strong and collaborative relationships.

Why We Engage

To Interact: We seek to understand the issues that are important to our stockholders through an ongoing, two-way dialogue in which we can respectfully discuss their priorities.

To Inform: We are committed to providing transparency into our strategy, performance, outlook and broad-ranging ESG practices.

To Improve: We use feedback from stockholders to enhance our public disclosures and consider it in our decision-making.

How We Engage

We conduct extensive stockholder outreach throughout the year, typically engaging with governance representatives of our largest stockholders, as well as their investment management teams. Our stockholder conversations involve our senior management, investor relations, human resources and legal executives. Matters raised in these engagements are actively discussed with directors as relevant.

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In 2021, we continued our longstanding practice of reaching out to our stockholders, including each of our 25 largest stockholders, in advance of our annual meeting and engaged with holders representing over 50% of our outstanding shares through written communications, phone calls and virtual meetings. We conducted additional proactive outreach with some of our largest stockholders in the fall and winter. During the course of these meetings, we discussed and received constructive feedback on a broad range of topics, including our company strategy and performance, executive compensation, board tenure and composition, environmental and social sustainability initiatives and governance matters.

We also provide stockholders with opportunities throughout the year to engage with us. We participate in formal events, including sell-side analyst hosted conferences, non-deal roadshows, and investor visits to our communities. In addition, we speak with stockholders more informally during the year, particularly following the announcement of our quarterly earnings results.

Actions Taken Following Stockholder Engagements

We value our stockholders’ opinions. The feedback we receive has helped shape our executive compensation programs, governance practices and disclosures, including the following:

■

Established more rigorous change in control vesting provisions in our equity award agreements.

■

Adopted an executive officer incentive compensation claw-back policy.

■

Evolved and enhanced our proxy statement and Annual Report disclosures.

■

Expanded our disclosure of our industry leading ESG practices. This included creating an ESG platform on our website to facilitate stockholder and public access to our ESG initiatives and sustainability reports.

We appreciate the strong support that stockholders have shown for the proposals presented at our annual meetings over the past few years, in particular, the compensation of our named executives. At our 2021 annual meeting, 85% of stockholders expressed their support for our annual NEO compensation advisory vote, which, on average over the past three years has received 90% support. With this level of support, for 2021, the Compensation Committee decided to retain the core components of our executive compensation programs and to apply the same general principles and philosophy as in the prior fiscal year in its executive compensation decisions.

Compensation Governance

What We Do	What We Don’t Do
Engage with and consider stockholder input in designing our executive pay programs.	No re-pricing or cash-out of underwater stock options without stockholder approval.
Link annual NEO incentive pay to objective, pre-set financial performance goals, which are three-year goals for long-term incentives.	We prohibit our NEOs (and our other employees and non-employee directors) from hedging or pledging their holdings of our securities.
Grant all NEO long-term incentives in PSUs, and subject NEOs to robust stock ownership requirements.	No new excise tax “gross-ups” for any officer or employee.
Since 2017, require double-trigger vesting of employee equity awards in a change in control.	No new executive officer severance arrangements without stockholder approval (see “Severance Arrangements”).
Subject our executive officers to an incentive compensation claw-back policy.	No payments of dividends or dividend equivalents on performance-based equity awards before they vest.
Perform, under Compensation Committee oversight, annual risk assessments to determine that our employee compensation policies and programs are not likely to have a material adverse effect on us.	Avoid excessive perquisites. Perquisites are generally limited to market-competitive medical benefits and the opportunity to participate in a deferred compensation plan.
Engage, at the sole direction of the Compensation Committee, an independent compensation consultant.

In addition to the above, we have not made any adjustments or modifications to any outstanding annual or long-term incentives in response to the COVID-19 pandemic and recent volatile market conditions.

Consider our ESG programs’ progress in annual incentive plan IPF assessments.
Maintain a relevant industry peer group.

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Pay Program Overview

The table below sets forth the components of, and rationale for, each element of our executive compensation program.

Compensation Type	Description	Rationale
Base Salary	■ Fixed compensation delivered in cash on a semi-monthly basis.	■ A market-aligned component of the overall pay package to provide a baseline level of pay; key to attracting and retaining highly qualified executives.
Annual Incentive Program	■ Our NEOs’ 2021 annual incentives were performance-based and formula-driven, focused on pretax income and asset efficiency measures.	■ Motivates achievement of core strategic short-term financial results.
Long-Term Incentive Program
■

PSUs constituted 100% of the total grant date fair value of the long-term incentives for our NEOs, similar to our 2018 – 2020 grants.

■

2021 grants have three separate three-year performance measures: cumulative adjusted earnings per share, average adjusted return on invested capital, and revenue growth versus our peer group.

■

Focuses executives on achievement of long-term results and encourages retention.

■

Establishes strong alignment with long-term stockholder interests through performance-based payouts in shares of our common stock.

Retirement Programs and Perquisites
■

A 401(k) plan in which all eligible employees may participate; market-competitive medical, dental and vision benefits; and opportunity to participate in a deferred compensation plan.

■

Legacy executive retirement and death benefit plans have been closed to new participants for over 16 years.

■ Programs are aligned with market practices. ■ Focuses executives on earning rewards through performance pay elements, not through entitlements.

As outlined above, we place a significant emphasis on at-risk, performance-based pay. As shown below, in 2021, approximately 92% of our CEO’s total direct compensation consisted of performance-based and/or at-risk vehicles. For our other NEOs, such vehicles, on average, approximated 83% of their total direct compensation.

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NEO Compensation Components

Base Salaries

The Compensation Committee annually reviews and approves the base salaries of our CEO and our other NEOs. The Compensation Committee approves NEO base salaries after considering several factors, including an NEO’s experience, specific responsibilities, capabilities, individual performance and expected future contributions; our current and expected financial and operational results; and market pay levels and trends to ensure competitiveness.

In July 2021, after holding base salary levels flat in 2020, based on an evaluation of these factors, our growth trajectory and our CEO’s recommendations, the Compensation Committee approved base salary increases for each NEO other than our CEO, who last received an increase in 2017, his only base salary increase since 2007. Mr. McGibney received a base salary increase in conjunction with his promotion to EVP and Co-Chief Operating Officer.

2021 Annual Incentives

Our CEO’s annual incentive award of $7.996 million was performance-driven, determined pursuant to a formula-based plan typical of several of our peers. As a result, reflecting our performance on the relevant metrics, including a significant 78% increase in our total adjusted pretax income, our CEO’s 2021 annual incentive award was approximately 23% above the prior year’s award.

Our annual incentive program is structured to drive performance within a single fiscal year period. As with our 2018 – 2020 programs, the 2021 program’s formula-driven funding would be determined based on two components: (a) total adjusted pretax income (“API”) performance relative to threshold and target goals set relative to then-expected market and business conditions in 2021; and (b) API performance relative to an asset efficiency measure, aligning with management’s focus on generating strong returns on inventory and, by extension, on equity. API is our total pretax income excluding certain compensation expense and certain inventory-related charges.

We view API as a comprehensive short-term measure of our senior officers’ performance, as it reflects their ability to generate profits by growing revenues, managing expenses and controlling fixed costs. The combination of the API and asset efficiency measures was designed to motivate our senior officers to generate profitable growth in alignment with our strategic goals.

In 2021, based on FWC’s recommendations, the Compensation Committee updated our annual incentive program to align it with our strategic goal to expand scale. Under the 2021 program, target payout opportunities increased to remain market competitive with no change to the maximum payout multiples. In addition, the 2021 program has a more challenging asset efficiency threshold, moving from 1% to 2% of the return on inventory measure. These changes recognize our growth and are intended to increase management’s focus on and reward for generating pretax income as it continues to grow. The annual incentive program also recognized the CEO’s role in helping drive our industry-leading ESG efforts.

The 2021 target payout opportunities were set at 175% of base salary for our CEO, 140% for our Co-Chief Operating Officers and 120% for the remainder of our NEOs. As outlined in the Grants of Plan-Based Awards During Fiscal Year 2021 table, maximum payouts were limited to a multiple of target. The target and maximum annual incentive opportunities were designed to generate payout levels that, if achieved, would appropriately reward strong performance for 2021, and together with base salary and long-term incentives, provide competitive total direct compensation.

2021 Annual Incentive Program Component Determinations

Our NEOs received annual incentive payouts under the 2021 program as described below.

API Performance Relative to Goals Component

The Compensation Committee set an API performance target of $495.0 million, an increase of 12.5% over our 2020 target API performance goal of $440.0 million, and approximately 12% over our 2020 actual API performance. The 2021 performance target was set early in the year amid a highly uncertain operating environment and was based on then current and expected housing market conditions. Despite significant supply chain, contractor labor availability and municipality delay challenges during 2021, we achieved API of $786.1 million, a 78% increase from our actual 2020 API result of $442.7 million. Although our actual 2021 API exceeded the target performance level, payouts were limited to 100% of each NEO’s individual target amount under this component of the program.

As explained above and shown in the table below, this performance led to strictly formula-based payouts of 100% of target to our NEOs under the API performance component.

2021 API PERFORMANCE LEVELS AND PAYOUT SUMMARY

	Threshold	Target	Actual Result
API Performance Levels	$371.3 million	$495.0 million	$786.1 million
API Performance Levels Relative to Target	75%	100%	159%
Payout Level Ratios	50%	100%	100%
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Our NEOs could earn annual incentive payouts above their respective individual target payout levels (but limited to each such officer’s respective maximum payout level) only if and to the extent our API performance exceeded a minimum asset efficiency objective, as described below.

API Performance Relative to Asset Efficiency Component

Under this component, two and one quarter percent of each dollar of API over our minimum asset efficiency objective, and three and one quarter percent of each dollar of API above the level of 110% of that target, funded an additional annual incentive pool to be allocated among the participating officers. The Compensation Committee set the minimum asset efficiency objective at a two percent return on inventory for 2021, up from one percent in 2020. Therefore, the 2021 minimum asset efficiency objective increased to $87.0 million, up 129% over the 2020 objective of $38.0 million. With the difference between our API and the minimum asset efficiency objective equal to about $699.0 million, the asset efficiency performance pool could be funded up to a total level of approximately $18.1 million.

The Compensation Committee determined the allocation of the asset efficiency performance pool based on pre-established potential payout ranges (0% — 60% for our CEO; 0% — 15% for our other NEOs; and lower percentages for the other annual incentive program participants) that took into consideration each officer’s 2021 annual incentive payout opportunities at threshold, target and maximum levels; historical relative annual incentive payouts by functional role; and competitive market pay information.

In determining allocations of the pool to our NEOs, the Compensation Committee also considered each NEO’s individual performance contributions, which, other than for our CEO, were informed by our CEO’s assessment of their performance, and established a corresponding IPF within the above-described ranges. The Compensation Committee determined our CEO’s award by also considering the CEO’s leadership of our strategy and his significant contribution to our performance in 2021.

The table below summarizes our NEOs’ individual performance contributions.

NEO	2021 NEO Individual Performance Contributions	IPF
Mr. Mezger

Mr. Mezger provided strong leadership throughout the year, driving enhanced performance against our primary financial and operating objectives and continuing to position KB Home for long-term success. Under his direction, we increased our net income and earnings per share by more than 90%, and we generated a nearly 20% return on equity, up 810 basis points over 2020. His strategic guidance also helped set a strong foundation for additional growth of our business in 2022, with our year-end backlog value increasing 67% over the prior year. Mr. Mezger also played a critical strategic role in our industry-leading ESG efforts, with KB Home winning numerous awards and recognition from the U.S. Environmental Protection Agency as well as The Wall Street Journal/Drucker Institute, and Newsweek and Forbes publications.

		33.0%
Mr. Kaminski

Mr. Kaminski effectively managed our capital structure, improved the quality of the balance sheet and helped us end 2021 with nearly $1.10 billion of total liquidity, including nearly $800.0 million of available capacity under our unsecured revolving credit facility. He also successfully completed the issuance of $390.0 million of senior notes replacing a $450.0 million maturity resulting in approximately $16 million of annual interest savings. In addition, Mr. Kaminski drove the progress we achieved on our financial targets in 2021, which included a 380 basis point improvement in our debt-to-capital ratio to 35.8%.

		6.1%
Mr. Mandino

Mr. Mandino continued to lead the execution of our “Customer Obsession” strategy, maintaining our position as the #1 customer-ranked national homebuilder from NewHomeSource through its TrustBuilder ratings program. We also held a rating of 4.6 (out of 5.0) despite the challenging operational conditions during the year that impacted our delivery schedules. Mr. Mandino also led efforts to improve the financial performance of our mortgage banking joint venture by driving high retention rates across the company (overall retention of 76%) which contributed to an 18% increase in pretax income from our financial services operations to $38.4 million.

		8.3%
Mr. McGibney	Mr. McGibney transitioned to the EVP and Co-Chief Operating Officer position half-way through the year while maintaining his previous responsibilities as Regional President of our Southwest/West Coast regions. He completed a multi-year project to lead divisions he oversaw as Regional President to significant growth and profitability. He also partnered with our national purchasing and architectural leadership to minimize the impact of the supply chain disruptions on our business, including through simplifying option selections and floor plan offerings.	7.5%
Mr. Praw	Mr. Praw provided excellent leadership over our land investment and asset management functions, strategically managing approximately $2.53 billion of company-wide land-related investments during 2021. Mr. Praw also played a critical role in our entry into the Boise market and re-entry into the Charlotte market, and he coordinated our national community opening leaders group to ensure best practices continued to be implemented throughout the company.	4.7%
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2021 ANNUAL INCENTIVE PROGRAM COMPONENT AND TOTAL PAYOUT LEVELS(a)

NEO	API Performance Component Payout	Asset Efficiency Component Payout	Total Payout
Mr. Mezger	$2,012,500	$5,983,419	$7,995,919
Mr. Kaminski	930,000	1,099,530	2,029,530
Mr. Mandino	1,113,000	1,505,957	2,618,957
Mr. McGibney	1,050,000	1,360,300	2,410,300
Mr. Praw	768,000	858,214	1,626,214
(a)

Annex 2 to this Proxy Statement contains a reconciliation of our pretax income calculated in accordance with U.S. generally accepted accounting principles (“GAAP”) to the non-GAAP financial measure of API.

2022 Annual Incentive Program

The 2022 annual incentive program will be similar to our 2021 program, including a formula-driven funding structure determined by API and asset efficiency performance measures. The pre-established 2022 annual incentive program’s API target performance goal is higher than our 2021 actual result and is based on expected company performance, and market and business conditions for the current year. In addition, the asset efficiency objective will be increased for 2022.

Long-Term Incentives

In October 2021, for the fifth consecutive year, the Compensation Committee approved long-term incentive awards to our NEOs consisting solely of PSUs to reinforce the alignment of pay with our performance and stockholder value creation. The target values of these awards were set at the same values as the October 2020 awards, except for Mr. McGibney who received an award when he was promoted in 2021, and were again based on peer group and market data analysis. In order to maintain commensurate pay arrangements intended to reward strong long-term performance and help retain key talent, the following awards were made to our NEOs:

NEO LONG-TERM INCENTIVES GRANTED IN 2021

	PSUs #	PSUs $
Mr. Mezger	127,194	$4,999,996
Mr. Kaminski	35,614	1,399,986
Mr. Mandino	50,878	2,000,014
Mr. McGibney	50,878	2,000,014
Mr. Praw	22,895	900,002

Performance-Based Restricted Stock Units

We have granted PSUs to our executive officers each year since 2012. As with prior PSU grants, the PSUs granted in 2021 are designed to focus our executive officers on achieving important long-term financial objectives over a three-year period. The 2021 PSU measures described below are a combination of absolute and relative metrics that should generate positive outcomes for our business, and, if achieved, are expected to be strong drivers of stockholder value creation.

PSU Measures	Weight	Purpose
■ Cumulative Adjusted Earnings Per Share (“AEPS”)	40%	Measures profitability trajectory over the period
■ Average Adjusted Return on Invested Capital (“AROIC”)	35%	Measures profitability relative to capital deployed
■ Revenue Growth Rank Versus Peers	25%	Measures top-line growth relative to peers

The 2021 PSU amounts shown in the table above reflect a target award of shares of our common stock and their grant date fair value. Each 2021 PSU entitles a recipient to a grant of 0% to 200% of his target award depending on our performance relative to the above-noted performance measures over the three-year period of December 1, 2021 to November 30, 2024. The AEPS and AROIC measures’ performance will be determined on a tax-effected basis that excludes only pre-specified categories of compensation expense; certain inventory-related charges; and other extraordinary items approved by the Compensation Committee. Upon vesting, each 2021 PSU recipient is entitled to receive a proportionate amount of credited cash dividends that are paid in respect of one share of our common stock with a record date between the grant date and the date the Compensation Committee determines the applicable performance achievements, if any. Except for death, disability or certain retirement circumstances, a recipient will forfeit any rights to a 2021 PSU payout if the recipient terminates service before the date the

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Compensation Committee determines the applicable performance achievements. The following tables present our goals with respect to the 2018 – 2021 absolute PSU performance measures. As shown below, the goals for both the AEPS and AROIC measures have increased year over year at both target and maximum performance level, reflecting the consistent improvement in our performance in the prior-year periods and stockholder feedback. Specifically, comparing the respective corresponding 2021 PSUs target and maximum goals to those for the 2018 PSUs, the AEPS measure is up 25% at target and 36% at maximum, and the AROIC measure is 410 basis points and 580 basis points higher at target and maximum, respectively. Due to the ongoing uncertainty from the COVID-19 pandemic at the time 2020 PSU goals were determined, the Compensation Committee established threshold goals for both AEPS and AROIC that were lower than the threshold goals for the same measures under the 2019 PSUs along with lower threshold payout levels than those prior-year PSUs.

Performance Measure	PSU Grant Year	Threshold Goal	Target Goal	Maximum Goal
AEPS	2018	$6.60	$8.25	$9.90
	2019	$7.06	$8.82	$10.58
	2020	$6.36	$9.09	$10.91
	2021	$7.22	$10.32	$13.42
AROIC	2018	3.8%	4.8%	5.8%
	2019	4.8%	6.0%	7.2%
	2020	4.7%	6.7%	8.0%
	2021	6.2%	8.9%	11.6%

For our 2018-2021 PSU grants, we utilized a percentile rank approach to determine the target award multiplier for the relative revenue growth measure as outlined in the table below. Payouts for performance between the levels shown below are determined by straight-line interpolation.

Relative Revenue Growth (2018 – 2021 PSUs)	Performance (Rank)	Target Award Multiplier
	75th Percentile or above	200%
	50th Percentile (Median)	100%
	25th Percentile	25%
	Below 25th Percentile	0%

As with our annual incentive program, the Compensation Committee intends the threshold performance levels outlined above to be reasonably achievable, yet uncertain to be met under expected market and business conditions at the time of grant. Target performance levels are designed to require significant management effort to achieve, and maximum performance levels are designed to be measurably more difficult to achieve than target performance levels. Each of these performance levels directly scale to threshold, target and maximum payout opportunities. As vesting for the PSUs granted in 2019 – 2021 will not be determined until after their respective performance periods end, we cannot predict the extent to which any shares under these awards will ultimately vest.

2018 PSU Awards

The PSUs granted to our executive officers in 2018 entitled recipients to a grant of 0% to 200% of a target award of shares of our common stock based on our AEPS performance, AROIC performance, and relative revenue growth performance (with the respective rankings and multipliers as shown in the above table) over the three-year period of December 1, 2018 to November 30, 2021. The applicable AEPS and AROIC performance measures and goals are set forth below.

2018 PSU Performance Measure	2018 PSU Performance Goals	2018 PSU Target Award Multiplier
AEPS	$9.90 and above	200%
	$8.25	100%
	$6.60	50%
	Below $6.60	0%
AROIC	5.8% and above	200%
	4.8%	100%
	3.8%	50%
	Below 3.8%	0%

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2018 PSU AWARD DETERMINATIONS

Performance Measure	Average Annual Performance	Aggregate Total Performance	Target Award Multiplier
AEPS (40% weight)	N/A	$12.49*	200%
AROIC (35% weight)	8.9%*	N/A	200%
Relative Revenue Growth (25% weight)	N/A	36th percentile (8th)	59%
Weighted Cumulative Multiplier			165%
*

Annex 2 to this Proxy Statement contains a reconciliation of our net income and diluted earnings per share calculated in accordance with GAAP to the non-GAAP financial measures of adjusted net income and adjusted earnings per share used in computing AEPS and AROIC.

The cumulative AEPS performance result for the 2018 PSUs exceeded the challenging $9.90 maximum goal level set at the time of grant and reflected our emphasis on and success at growing our diluted earnings per share by 251% during the performance period even amid challenging housing market conditions during 2020 and 2021. Strong, consistent profitability and cumulative net income of approximately $1.13 billion, as well as our substantial reduction of nearly $640 million in notes payable over this period, contributed to a significant increase in our adjusted return on invested capital, exceeding our maximum goal for this measure. The relative revenue ranking for the 2018 PSUs reflected our revenue performance over the applicable period, and placed us 8th within the peer group. Based on the relative revenue scale outlined in the above table, our performance placed us approximately at the 36th percentile of our peer group, resulting in an interpolated payment of 59% for this measure. All of these outcomes were uncertain at the time the 2018 PSUs were granted, and the Compensation Committee determined that they required significant management effort to achieve and sustain through the entirety of the performance period.

On February 17, 2022, the Compensation Committee certified the performance we achieved for the period ended November 30, 2021 and approved share grants with respect to the 2018 PSUs as set forth in the table below. Mr. McGibney was not a participant in the 2018 PSU program because he was not an eligible executive officer at the time the 2018 PSUs were granted.

2018 PSU AWARDS

NEO	Target Award(#)	Actual Award(#)
Mr. Mezger	173,536	286,334
Mr. Kaminski	52,061	85,901
Mr. Mandino	75,922	125,271
Mr. Praw	35,792	59,057
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Executive Compensation Decision-Making Process and Policies

Pursuant to its charter, the Compensation Committee oversees the decision-making process for our executive compensation and benefits policies and programs. In making executive compensation decisions, the Compensation Committee considers a variety of factors and data, most importantly our performance and individual executives’ performance, and the totality of compensation that may be paid. Data the Compensation Committee considers includes our financial and operational performance, including comparisons to prior years’ performance, our current business plans and our peer group; surveys and forecasts of comparative general industry and peer group compensation and benefits practices; and, at least annually, management-prepared tally sheets for senior executives with up to six years of compensation data.

Role of Our Management and Compensation Consultants

Our CEO, senior human resources and legal department executives, and FWC provide information and recommendations to assist the Compensation Committee’s decision-making, and also advise on compliance and disclosure requirements. FWC, which the Compensation Committee directly retains, attends Compensation Committee meetings as needed, and communicates between meetings with Compensation Committee members. To maintain its independence and avoid any conflicts of interest, FWC may not work directly for our management unless the Compensation Committee pre-approves the work, including fees. During 2021, FWC did not provide any services that would have required such pre-approval. Based on its consideration of factors under New York Stock Exchange (“NYSE”) listing standards, the Compensation Committee determined that FWC’s work did not raise any conflicts of interest, and therefore considered FWC to be independent.

Peer Group

Our peer group is composed solely of U.S. public companies that, like us, are engaged in high production homebuilding as their primary business. We compete with all these companies for both homebuyers and management talent. The competition with these companies for talent reflects our, and their, need to attract and retain high caliber management and other personnel with strong high production homebuilding expertise and experience to execute business activities nationally as well as in specific local markets. Therefore, a principal focus of our compensation and benefits programs is to meet this critical competitive need. The Compensation Committee, in consultation with FWC and our management, periodically reviews and considers changes to our peer group. The Compensation Committee principally considers the competitive factors described above, as well as relative total revenues and market capitalization among the peer group companies. The Compensation Committee considers the composition of our peer group at least annually, and the group’s members were last adjusted during 2018. As of their most recently filed proxy statements before the date of this Proxy Statement, each member of our peer group included us in its own peer group.

OUR PEER GROUP

■ Beazer Homes USA, Inc. ■ Lennar Corporation ■ NVR, Inc. ■ Toll Brothers, Inc.	■ D.R. Horton, Inc. ■ M.D.C. Holdings, Inc. ■ PulteGroup, Inc. ■ Tri Pointe Homes, Inc.	■ Hovnanian Enterprises, Inc. ■ Meritage Homes Corporation ■ Taylor Morrison Home Corporation

As of December 31, 2021, the reported total revenues (on a trailing 12-month basis) of the companies in our peer group were within a range of approximately 0.4 to 4.9 times our total revenues, and our total revenues of $5.72 billion placed us at the 46th percentile of the peer group. Also, as of December 31, 2021, the market capitalization of our peer group was within a range of approximately 0.2 to 9.9 times our market capitalization, and our market capitalization of $3.91 billion was in the second quartile (approximately 12% below the $4.43 billion median) of the peer group.

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Equity Stock Ownership Policy

Our longstanding executive stock ownership policy is intended to encourage, and has encouraged, our executives to increase their ownership of our common stock over time and to align their interests with our stockholders’ interests. Under the policy, designated senior executives are expected to achieve specific levels of common stock ownership within five years of joining us or being promoted to a position with a higher ownership guideline and, once achieved, maintain such ownership throughout their employment with us. The targeted common stock ownership levels for our NEOs are as follows:

Executive	Ownership Guideline
CEO	6.0 times base salary
Co-Chief Operating Officers	3.0 times base salary
Other NEOs	2.0 times base salary

Common stock ownership includes shares directly owned by the NEO, and shares are valued at the greater of the most recent closing price on a valuation date and the closing price on the date shares are acquired. Designated executives are required to hold all vested net (after-tax) shares of time-vesting and performance-vesting restricted stock and up to 100% of net shares acquired through stock option exercises until their applicable stock ownership guideline is met, absent a hardship or other qualified exception. Each of our NEOs is in compliance with the requirements of the policy.

Prohibition on Hedging/Pledging of Our Securities

To further align their interests with those of our stockholders, our employees and non-employee directors cannot engage in short sales of our securities and cannot buy or sell puts, calls or any other financial instruments that are designed to hedge or offset decreases or increases in the value of our securities (including derivatives, prepaid variable forward contracts, equity swaps, collars and exchange funds). They also cannot hold our securities in a margin account or otherwise pledge our securities as collateral for any loan.

Equity-Based Award Grant Policy

Our equity-based award grant policy governs the timing and establishes certain internal controls over the grant of equity-based awards, including stock options, restricted stock and PSUs. The policy requires that the Compensation Committee (or the Board) approve all grants of equity-based awards and their terms, and does not permit delegation of this authority to our management. Per the policy, the exercise or grant price of any relevant equity-based award cannot be less than the closing price of our common stock on the grant date.

Claw-Back Policy

The Board adopted a policy in 2018 to recoup compensation if our financial statements must be restated due to an executive officer’s intentional misconduct or grossly negligent conduct. Under the policy, the Board (or a designated committee) can, to the extent permitted by applicable law (including California law), require an officer to reimburse or forfeit to us the excess bonus or incentive compensation (whether cash- or equity-based) such officer received during the three fiscal years preceding the year the restatement is determined to be required relative to an applicable restated performance measure or target. In addition, our CEO must repay certain bonus and incentive- or equity-based compensation he receives if we are required to restate our financial statements as a result of his misconduct consistent with Section 304 of the Sarbanes-Oxley Act of 2002. We will also recoup incentive-based compensation from our NEOs to the extent required under the Dodd-Frank Act and any rules issued under that Act.

Tax Implications of our Executive Compensation Program

Due to changes to the Internal Revenue Code (“Code”) enacted in 2017, we are generally not able to deduct compensation over $1.0 million paid to certain of our executive officers. The Compensation Committee will approve compensation that may not be deductible where it believes it is in our and our stockholders’ best interests to do so.

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Indemnification Agreements

We have entered into agreements with each NEO and certain other senior executives that provide them with indemnification and advancement of expenses to supplement what our Certificate of Incorporation and insurance policies provide, subject to certain limitations.

Severance, Change in Control and Post-Termination Arrangements

Severance Arrangements

Mr. Mezger’s Employment Agreement and our Executive Severance Plan, in which all our NEOs participate, provide certain severance benefits, as discussed under “Potential Payments Upon Termination of Employment or Change in Control.” In considering our stockholders’ approval of an advisory proposal, in 2008 we adopted a policy under which we will obtain stockholder approval before paying severance benefits to an executive officer under a future severance arrangement in excess of 2.99 times the sum of the executive officer’s then-current base salary and target bonus. Future severance arrangements do not include arrangements existing when we adopted the policy or that we assume or acquire unless, in each case, any such arrangement is changed in a manner that materially increases its severance benefits.

Change in Control Arrangements

Since 2001, we have maintained without modification the terms of a Change in Control Severance Plan (“CIC Plan”) that provides participants with certain benefits, as discussed under “Potential Payments Upon Termination of Employment or Change in Control.” The CIC Plan is intended to enable and encourage our management to focus its attention on obtaining the best possible result for our stockholders in a change in control, to promote management continuity, and to provide income protection if there is an involuntary loss of employment. All unvested employee equity awards require double-trigger vesting in a change in control.

Death Benefits

Our Death Benefit Only Plan, in which Messrs. Mezger and Praw participate, provides a $1.0 million death benefit to a participant’s designated beneficiary (plus an additional tax restoration amount sufficient to pay taxes on the benefit and the additional amount). We closed the plan to new participants beginning in 2006. Since then, only term life insurance, with a $750,000 benefit level, has been made available to incoming eligible executives, including Messrs. Kaminski, Mandino and McGibney. We also maintain a $400,000 life insurance death benefit for designated beneficiaries of Mr. Mezger.

Other Benefits

The majority of our health and welfare benefits are made available to all full-time employees, including our NEOs. During 2021, as in prior years, our NEOs were eligible to participate in a supplemental plan that reimburses them for qualified out-of-pocket expenses that exceed amounts payable under our standard medical, dental and vision plans. Certain of our NEOs, and other employees, also participate in our unfunded nonqualified Deferred Compensation Plan (“DCP”), which is described below. These market-competitive benefits are offered to attract and retain key executive talent.

Retirement Programs

The 401(k) Plan, a qualified defined contribution plan, is the only post-employment benefit program we offer to all full-time employees. We provide a dollar-for-dollar match of 401(k) Plan and DCP contributions up to an aggregate of 6% of a participant’s base salary. Matching contributions generally vest after five years of service.

The DCP allows participants to make pretax contributions of up to 75% of their base salary and 75% of their annual incentive compensation, and to select from one or more investment options in which their deferred compensation is deemed to be invested. As we do not provide a guaranteed rate of return under the DCP, a participant’s credited earnings depend on their investment elections. Deferred amounts together with any credited investment returns under the DCP are paid out to participants in a lump sum or in installments, commencing either at a participant-specified date during employment or upon termination of employment, subject to certain limitations. NEO deferrals under the DCP are shown in the Non-Qualified Deferred Compensation During Fiscal Year 2021 table.

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We also maintain a supplemental non-qualified, unfunded retirement plan (“Retirement Plan”) for certain executives, including Mr. Mezger, whose participation is shown in the Pension Benefits During Fiscal Year 2021 table. The Retirement Plan, closed to new participants since 2004 with no additional benefit accruals to participants (other than the same cost-of-living adjustments applied to federal Social Security benefits), provides each participant with specific annual payments for 20 years that begin upon the later of reaching age 55, the tenth anniversary of a participation commencement date or the termination of employment with us. Mr. Mezger’s original annual benefit amount under the Retirement Plan was $450,000. The change in our CEO’s pension value shown in the Summary Compensation Table for 2021 is a required reporting item and represents only the actuarial increase in our CEO’s Retirement Plan benefits based on interest rate fluctuations. It does not reflect any new plan benefits, cash or other compensation granted to or received by our CEO in 2021.

Management Development and Compensation Committee Report

The Management Development and Compensation Committee of the Board of Directors has reviewed and discussed the above “Compensation Discussion and Analysis” with KB Home management. Based on this review and discussion, the Management Development and Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this Proxy Statement.

Management Development and Compensation Committee

Melissa Lora, Chair
Timothy W. Finchem
Robert L. Johnson
Jodeen A. Kozlak
Brian R. Niccol
James C. Weaver

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Executive Compensation

Summary Compensation Table

Fiscal Year	Salary ($)(a)	Bonus ($)	Stock Awards ($)(b)	Non-Equity Incentive Plan Compensation ($)(c)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(d)	All Other Compensation ($)(e)	Total ($)
Jeffrey T. Mezger, Chairman, President and Chief Executive Officer
2021	$1,150,000	$—	$4,999,996	$7,995,919	$142,560	$78,043	$14,366,518
2020	1,150,000	—	5,000,009	6,523,927	1,145,487	79,922	13,899,345
2019	1,150,000	—	4,999,987	6,081,611	1,060,833	78,945	13,371,376
Jeff J. Kaminski, Executive Vice President and Chief Financial Officer
2021	757,500	—	1,399,986	2,029,530	—	58,593	4,245,609
2020	745,000	—	1,400,017	1,655,612	—	60,022	3,860,651
2019	733,333	—	1,399,998	1,542,547	—	58,920	3,734,798
Matthew W. Mandino, Executive Vice President and Co-Chief Operating Officer
2021	780,417	—	2,000,014	2,618,957	—	59,943	5,459,331
2020	770,000	—	1,999,996	2,501,893	—	57,612	5,329,501
2019	758,333	_	2,000,001	2,236,440	_	118,420	5,113,194
Robert V. McGibney, Executive Vice President and Co-Chief Operating Officer
2021	557,500	—	2,000,014	2,685,311	—	58,934	5,301,759
Albert Z. Praw, Executive Vice President, Real Estate and Business Development
2021	628,333	—	900,002	1,626,214	—	63,806	3,218,355
2020	620,000	—	899,988	1,327,546	—	51,859	2,899,393
2019	611,250	—	899,989	1,237,381	—	51,274	2,799,894
(a)

Salary. As discussed under “Base Salaries,” except for Mr. Mezger, NEO annual base salary levels were increased in July 2021 to the following amounts: Mr. Kaminski $775,000; Mr. Mandino $795,000; Mr. McGibney $750,000, in conjunction with his promotion to EVP and Co-Chief Operating Officer; and Mr. Praw $640,000. Prior to his promotion, Mr. McGibney was not an executive officer, and therefore only his 2021 compensation information is provided.

(b)

Stock Awards. These amounts represent the aggregate grant date fair value of stock awards (consisting of only PSUs) computed as described in Note 21 — Employee Benefit and Stock Plans in the Notes to the Consolidated Financial Statements in our Annual Report. They do not represent realized compensation. The 2021 stock awards represent the grant date fair value of the probable award of shares of our common stock underlying the PSUs granted. The grant date fair value of the PSUs if maximum performance is achieved is as follows: Mr. Mezger $9,999,992; Mr. Kaminski $2,799,973; Mr. Mandino $4,000,028; Mr. McGibney $4,000,028; and Mr. Praw $1,800,005.

(c)

Non-Equity Incentive Plan Compensation. For Mr. Mandino, the 2020 and 2019 amounts reflect the sum of his annual incentives, and payouts of performance cash awards of $337,639 in 2020 and $392,193 in 2019, granted to him prior to his promotion to EVP and Chief Operating Officer in 2018. For Mr. McGibney, the amount reflects the sum of his annual incentive and a performance cash award of $275,011 granted to him prior to his promotion to EVP and Co-Chief Operating Officer in 2021. For all other NEOs, the amounts reflect only their annual incentive payouts.

(d)

Change in Pension Value and Nonqualified Deferred Compensation Earnings. These amounts (as applicable) reflect the increase in the actuarial present value of accumulated benefits under our Retirement Plan. These changes do not reflect any cash or other compensation received by Mr. Mezger.

(e)

All Other Compensation. The amounts shown consist of minimal incremental costs associated with spousal travel expenses in connection with a business-related event for each NEO for 2020 and 2019, except for Mr. McGibney; payouts of unused vacation balances in 2021 (Mr. Praw $13,431 and Mr. McGibney $12,398); and the following items:

■

401(k) Plan and DCP Matching Contributions. The respective aggregate 2021, 2020 and 2019 401(k) Plan and DCP matching contributions we made to our NEOs were as follows: Mr. Mezger $63,400, $63,100 and $62,800; Mr. Kaminski $45,450, $44,700 and $44,000; Mr. Mandino $46,825, $42,350 and $16,800; and Mr. Praw $37,700, $37,200 and $36,675. In 2021, the aggregate amount for Mr. McGibney was $33,450.

■

Premium Payments. The respective aggregate premiums we paid for our NEOs in 2021, 2020 and 2019 for a supplemental medical expense reimbursement plan and life insurance policies, as described under “Other Benefits,” were as follows: Mr. Mezger $14,643, $14,652 and $14,652; Mr. Kaminski $13,143, $13,152 and $13,152; Mr. Mandino $13,118, $13,092 and $13,092; and Mr. Praw $12,675, $12,684 and $12,684. In 2021, the aggregate premium for Mr. McGibney was $13,086.

■

Relocation Assistance. In our 2019 fiscal year, Mr. Mandino received $86,754 in relocation-related payments or reimbursements to cover various moving expenses, temporary housing and any personal tax liability associated therewith in connection with his promotion to EVP and Chief Operating Officer and move from Colorado to California.

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Grants of Plan-Based Awards During Fiscal Year 2021

Name	Grant Date(a)	Type of Award	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(b)			Estimated Possible Payouts Under Equity Incentive Plan Awards(c)			Grant Date Fair Value of Stock and Option Awards ($)(d)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mr. Mezger	2/20/2021	Annual Incentive	$ 1,006,250	$ 2,012,500	$ 8,050,000
	10/7/2021	PSUs				31,799	127,194	254,388	$ 4,999,996
Mr. Kaminski	2/20/2021	Annual Incentive	465,000	930,000	2,790,000
	10/7/2021	PSUs				8,904	35,614	71,228	1,399,986
Mr. Mandino	2/20/2021	Annual Incentive	556,500	1,113,000	3,339,000
	10/7/2021	PSUs				12,720	50,878	101,756	2,000,014
Mr. McGibney	7/8/2021	Annual Incentive	525,000	1,050,000	3,150,000
	10/7/2021	PSUs				12,720	50,878	101,756	2,000,014
Mr. Praw	2/20/2021	Annual Incentive	384,000	768,000	2,304,000
	10/7/2021	PSUs				5,724	22,895	45,790	900,002
(a)

Grant Date. The date the Compensation Committee approved each award.

(b)

Estimated Possible Payouts Under Non-Equity Incentive Plan Awards. The 2021 target payouts were set at 175% of base salary for our CEO and at 120% — 140% of base salary for each of our other NEOs. Maximum payouts were limited to a multiple of target, with our CEO at four times and each of our other NEOs at three times. “Threshold” represents the lowest possible payout if threshold performance is achieved for each performance measure. The performance measures are described under “2021 Annual Incentives.”

(c)

Estimated Possible Payouts Under Equity Incentive Plan Awards. If there is a payout of the PSUs, “Threshold” represents the lowest possible payout (25% of the target award of shares granted) if threshold performance is achieved for each performance measure, and “Maximum” reflects the highest possible payout (200% of the target award of shares granted). The performance measures are described under “Performance-Based Restricted Stock Units.” If threshold performance is not achieved on all three measures, the NEOs will not receive any payout of the PSUs.

(d)

Grant Date Fair Value of Stock and Option Awards. The grant date fair value for each award is computed as described in footnote (b) to the Summary Compensation Table. The 2021 stock awards represent the grant date fair value of the probable award of shares of our common stock underlying the PSUs granted as of the grant date.

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Outstanding Equity Awards at Fiscal Year-End 2021

Name	Grant Date	Option Awards			Stock Awards
		Number of Securities Underlying Unexercised Options Exercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(a)	Market Value of Shares or Units of Stock That Have Not Vested ($)(b)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(c)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(c)
Mr. Mezger	10/10/2013	150,000	$ 16.63	10/10/2023
	10/8/2015	333,000	14.92	10/8/2025
	10/6/2016	274,952	16.21	10/6/2026
	10/4/2018				286,334	$ 11,450,497
	10/3/2019						151,057	$ 6,040,769
	10/8/2020						124,813	4,991,272
	10/7/2021						127,194	5,086,488
Mr. Kaminski	10/9/2014	108,396	14.62	10/9/2024
	10/8/2015	115,000	14.92	10/8/2025
	10/6/2016	82,486	16.21	10/6/2026
	10/4/2018				85,901	3,435,181
	10/3/2019						42,296	1,691,417
	10/8/2020						34,948	1,397,571
	10/7/2021						35,614	1,424,204
Mr. Mandino	10/10/2013	8,000	16.63	10/10/2023
	10/9/2014	14,781	14.62	10/9/2024
	10/8/2015	14,000	14.92	10/8/2025
	10/6/2016	23,199	16.21	10/6/2026
	10/4/2018				125,271	5,009,587
	10/3/2019						60,423	2,416,316
	10/8/2020						49,925	1,996,501
	10/7/2021						50,878	2,034,611
Mr. McGibney	10/9/2014	14,781	14.62	10/9/2024
	10/8/2015	14,000	14.92	10/8/2025
	10/6/2016	20,621	16.21	10/6/2026
	10/3/2019				2,518	100,695
	10/8/2020				4,576	182,994
	10/7/2021						50,878	2,034,611
Mr. Praw	10/4/2018				59,057	2,361,689
	10/3/2019						27,190	1,087,328
	10/8/2020						22,466	898,415
	10/7/2021						22,895	915,571
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(a)

Number of Shares or Units of Stock That Have Not Vested. Except for Mr. McGibney, the numbers and values reflect the shares of our common stock that the Compensation Committee approved for grant on February 17, 2022 pursuant to the 2018 PSUs based on our performance through the performance period, as described under “2018 PSU Awards.” Upon this approval, the earned 2018 PSU-related shares became fully vested and unrestricted. For Mr. McGibney, the numbers and values shown reflect the final third of the restricted stock award granted to him on October 3, 2019, and two-thirds of the restricted stock award granted to him on October 8, 2020. The final third of the 2019 award and one-third of the 2020 award will each vest on October 25, 2022, and the final third of the 2020 award will vest on October 25, 2023, subject to his still being employed through each vesting date.

(b)

Market Value of Shares or Units of Stock That Have Not Vested. The market value shown is based on the closing price of our common stock on November 30, 2021, which was $39.99.

(c)

Equity Incentive Plan Awards: Number and Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested. The awards shown are the PSUs granted to our NEOs in 2019, 2020 and 2021, reflecting target award amounts as of November 30, 2021 and the closing price of our common stock on November 30, 2021, which was $39.99. These PSUs will vest based on our achievement of certain performance measures over an applicable three-year performance period and subject to the recipients being employed through the date that the Compensation Committee determines the number of shares that were earned pursuant to the PSUs.

Option Exercises and Stock Vested During Fiscal Year 2021

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(a)	Number of Shares Acquired on Vesting (#)(b)	Value Realized on Vesting ($)(c)
Mr. Mezger	520,300	$14,361,088	286,334	$11,288,718
Mr. Kaminski	50,000	1,527,337	85,901	3,386,647
Mr. Mandino	—	—	125,271	4,938,809
Mr. McGibney	—	—	8,061	330,501
Mr. Praw	—	—	59,057	2,328,322
(a)

The value realized on exercise is the difference between the closing price of our common stock at exercise and the exercise price of each award.

(b)

The shares reported are the total number of shares each NEO acquired upon the following vesting events with respect to 2021:

Name	2018 PSUs		Restricted Stock		Total Shares
	Granted (October 4, 2018)	Vested (February 17, 2022)	Granted (October (d))	Vested (October 25, 2021)
Mr. Mezger	173,536	286,334	—	—	286,334
Mr. Kaminski	52,061	85,901	—	—	85,901
Mr. Mandino	75,922	125,271	—	—	125,271
Mr. McGibney	—	—	24,179	8,061	8,061
Mr. Praw	35,792	59,057	—	—	59,057
(c)

The amount shown is the total gross dollar value realized upon the vesting of the PSUs and the restricted stock, based on the closing price of our common stock on the vesting dates, and the applicable Dividend Equivalents paid on the earned PSUs.

(d)

Mr. McGibney received grants of 9,761 on October 4, 2018, 7,553 on October 3, 2019, and 6,865 on October 8, 2020.

Pension Benefits During Fiscal Year 2021

Name*	Plan Name	Number of Years Credited Service (#)(a)	Present Value of Accumulated Benefit ($)(b)	Payments During Last Fiscal Year ($)
Mr. Mezger	Retirement Plan	28	$12,423,013	$—
(a)

Number of Years of Credited Service. This is as of the valuation date. As of November 30, 2021, Mr. Mezger is fully vested in his Retirement Plan benefit.

(b)

Present Value of Accumulated Benefit. This amount represents the actuarial present value of the total retirement benefit that would be payable to Mr. Mezger under the Retirement Plan as of November 30, 2021. The payment of Retirement Plan benefits is described under “Retirement Programs.” The following key actuarial assumptions and methodologies were used to calculate this present value: the base benefit is assumed to begin as of the earliest possible date (generally the later of age 55 or the 10th anniversary of the commencement of participation); the base benefit is adjusted by past and future cost of living adjustments including a 5.9% increase for the fiscal year ending November 30, 2022 and an assumed 2.0% increase thereafter, until the last benefits are paid. The discount rate used to calculate the present value of the accumulated benefit shown in table was 2.31%. Mr. Mezger is entitled to receive a lump sum payment of the actuarial value (as specified under the Retirement Plan) of his plan benefits in the event of a change in control or death. If any such event occurred on November 30, 2021, the payment to Mr. Mezger would be $12,979,289, using a 1.86% Applicable Federal Rate discount rate, as specified under the Retirement Plan.

* Messrs. Kaminski, Mandino, McGibney and Praw are not participants in the Retirement Plan, as the plan was open for a limited period and closed to new participants in 2004.
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Non-Qualified Deferred Compensation During Fiscal Year 2021

Name	Executive Contributions in Last Fiscal Year ($)(a)	Registrant Contributions in Last Fiscal Year ($)(b)	Aggregate Earnings in Last Fiscal Year ($)(c)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(d)
Mr. Mezger	$46,000	$46,000	$717,603	$—	$4,063,068
Mr. Kaminski	45,450	28,050	213,315	—	1,116,197
Mr. Mandino	46,825	29,425	10	—	143,884
Mr. McGibney	73,450	16,050	54,931	—	449,314
Mr. Praw	37,700	20,300	161,028	—	817,309
(a)

Executive Contributions in Last Fiscal Year. These amounts reflect compensation the NEOs earned in 2021 that they have voluntarily deferred. The amounts are included in the Summary Compensation Table.

(b)

Registrant Contributions in Last Fiscal Year. These amounts are matching contributions we made to the NEOs’ voluntary contributions to our DCP and are included in the Summary Compensation Table. The DCP is discussed under “Retirement Programs.”

(c)

Aggregate Earnings in Last Fiscal Year. These amounts do not include any above-market or preferential earnings. Accordingly, these amounts are not reported in the Summary Compensation Table.

(d)

Aggregate Balance at Last Fiscal Year End. These amounts reflect compensation the NEOs earned in 2021 or in prior years, but which they voluntarily elected to defer receipt, adjusted for changes in the value of their investments and distributions, if any. All the NEOs are fully vested in their respective balances. A portion of these amounts was previously reported as deferred compensation in the Summary Compensation Tables in our proxy statements for our 2020 and 2019 annual meetings.

CEO Pay Ratio

For our last completed fiscal year ended November 30, 2021:

■

The annual total compensation of our median employee (excluding Mr. Mezger), based on W-2 compensation paid in the 12-month period ended November 30, 2021, and calculated consistent with how NEO total compensation is calculated for the Summary Compensation Table, was $127,680.

■

Mr. Mezger’s annual total compensation, as reported in the 2021 Summary Compensation Table, was $14,366,518.

■

Based on this information, the ratio of Mr. Mezger’s annual total compensation to our identified median employee’s is 113 to 1.

As of November 30, 2021, we had approximately 2,255 full-time and part-time employees. In identifying the median employee, we excluded our CEO and 14 employees who did not have earnings in the fiscal year due to an extended leave of absence or being hired at the end of November 2021. In addition, as the exact median employee compensation value fell halfway between two employees whose W-2 compensation differed by approximately $100, we rounded up and chose the employee with the higher W-2 compensation.

Because companies are allowed to identify the median employee and determine a CEO pay ratio using various methodologies, estimates and assumptions applicable to their own employee populations, compensation practices and other circumstances, the pay ratio other companies report — including those in our peer group — may not be comparable to the foregoing pay ratio.

Potential Payments Upon Termination of Employment or Change in Control

Based on the terms of certain of our employee benefit plans — primarily our Executive Severance Plan and our CIC Plan — our NEOs are entitled to certain payments and other benefits if their employment is terminated under certain circumstances and/or if we experience a change in control. Mr. Mezger is also entitled to certain payments and other benefits in such circumstances under the terms of his Employment Agreement. Per Section 409A of the Code, certain payments to our NEOs would not commence for six months following a termination of employment.

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Termination of Employment

If we terminate Mr. Mezger without cause or he resigns for good reason (each as defined in his Employment Agreement), or if we terminate any of the other NEOs without cause (as defined in the Executive Severance Plan), each is entitled to receive a cash severance payment equal to a multiple of base salary and average bonus. For Mr. Mezger, the severance amount is 2.0 times the sum of his annual salary plus average annual bonus earned for the prior three years, with the total payment capped at $6.0 million. Under certain circumstances, Mr. Mezger would also receive a prorated bonus for the year in which his employment terminates. For our other NEOs, the severance amount is 2.0 times the sum of their respective annual base salary in effect at the time of termination and average bonus. The applicable average bonus is the lesser of (a) the average of the annual cash bonuses, if any, paid to them for the three most recent completed fiscal years prior to termination; or (b) 3.0 times their annual base salary. Each NEO is also entitled to a continuation of health coverage for up to two years. In each case, the foregoing benefits are subject to an affected NEO’s executing a release and post-termination non-solicitation (for two years), non-disparagement and confidentiality obligations.

For equity awards granted to Mr. Mezger on and after the effective date of his Employment Agreement, he is entitled to (a) two years of additional service credited to compute equity vesting plus full vesting for any equity issued to him in lieu of cash bonuses; (b) the earlier of 36 months and the original term duration of each equity grant to exercise any such outstanding equity; and (c) performance shares paid as if the performance period closed on the termination date if the performance period would otherwise close in the next 24 months.

Change in Control

If Mr. Mezger’s employment is terminated without cause or he resigns for good reason in a change in control (generally, per his Employment Agreement, during the period starting three months before and ending 12 months after a change in control), he is entitled, subject to the same conditions described under “Termination of Employment,” to (a) a severance payment as described above, with a 3.0 times multiple rather than 2.0 times and total payment capped at $12.0 million; (b) health coverage continuation for up to two years; (c) full vesting and lump sum cash payment of deferred compensation, retirement or other employee benefits per the relevant arrangements, with any lump sum payments subject to Section 409A of the Code permitted only as provided by those arrangements; and (d) an additional amount to compensate for any excise taxes under Section 280G of the Code (“Section 280G”).

If a change of control occurs, each of our other NEOs is entitled to receive, upon executing a release and if in the following 18-month period his employment is terminated other than for cause or disability, or he terminates employment for good cause (in each case, as defined in the CIC Plan), a severance benefit of 2.0 times the sum of his average base salary and average actual annual cash bonus for the three fiscal years prior to the year in which the change in control occurs. While Mr. Mezger is a CIC Plan participant, he can receive only CIC Plan benefits that do not duplicate those provided under his Employment Agreement, and his total CIC Plan severance benefit is capped at $12.0 million.

Per the terms of each recipient’s award agreement, the vesting of our NEOs’ outstanding equity awards will not accelerate upon a change in control unless the recipient is terminated without cause or resigns for good reason within 18 months. Generally, if such a termination occurs (a) within one year of the award’s performance period, the recipient will receive a target payout; (b) after the first year of the award’s performance period, the recipient will receive a payout determined using prorated calculations of the applicable performance measures; and (c) before the award’s performance period begins, the recipient will receive no payout of the award. In addition, under the CIC Plan, only Mr. Mezger and four other senior executives can potentially receive an additional tax restoration amount to compensate for any excise taxes imposed on them under Section 280G and for any taxes on the additional amount. Pursuant to a Board policy, since April 7, 2011, we have not extended this tax restoration benefit to any other officer or employee, including all the other NEOs, even though they are CIC Plan participants.

Other Change in Control and Employment Termination Provisions

Our restricted stock award agreements provide for accelerated vesting upon the recipient’s death or disability. Our PSU award agreements provide for pro rata vesting if the recipient retires under certain circumstances, and for accelerated vesting upon death or disability; provided that any payout is delayed until the performance period is completed. The time a recipient can exercise a common stock option after termination of employment depends on the reason for termination. For example, they may have only five days if termination is for cause; while for retirement, death or disability, they may have the original term.

Our DCP provides for full vesting of benefits if there is a change in control or disability, as defined under the plan, or death. Under our Retirement Plan, a participant will immediately receive a lump sum payment of the actuarial value (as specified under the plan) of the participant’s plan benefits if there is a change in control or death. Our Death Benefit Only Plan provides for (a) distribution of an insurance contract to a participant sufficient to pay the death benefit (if death occurs before age 100); and (b) an additional tax restoration amount sufficient to pay specified taxes caused thereby, if there is a change in control as defined in the plan. We also maintain term life insurance policies that pay benefits upon certain NEOs’ deaths, as described under “Death Benefits.”

The tables below show payments our NEOs may receive assuming various employment termination and change in control scenarios occurred on November 30, 2021, with equity awards valued at the $39.99 closing price of our common stock on that date. The amounts shown do not include the value of unexercised stock options reported in the Outstanding Equity Awards at Fiscal Year-End 2021 table, accrued Retirement Plan and DCP amounts reported in the Pension Benefits During Fiscal Year 2021 table and the Non-Qualified Deferred Compensation During Fiscal Year 2021 table (and associated footnotes), respectively, term life insurance benefits or generally available employee benefits. In none of the change in control scenarios below would our NEOs receive a tax restoration benefit under the CIC Plan, nor would our CEO receive a tax restoration benefit under his Employment Agreement.

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Potential Payments Upon Termination Of Employment Or Change In Control

Post-Employment Payments — Mr. Mezger

Executive Payments and Benefits upon Termination or Change in Control	Voluntary Termination	Involuntary Termination for Cause	Involuntary Termination Without Cause/ Termination for Good Reason	Change in Control Without Termination	Change in Control With Termination for Good Reason or Without Cause	Death	Disability
Severance	$—	$—	$12,349,540	$—	$18,349,540	$—	$—
Long-term Incentives(a)
PSUs	17,824,156	—	23,108,913	—	23,108,913	28,787,249	28,787,249
Death Benefit Only Plan(b)	—	—	—	1,298,094	1,298,094	2,012,072	—
Health Benefits(c)	—	—	74,751	—	74,751	—	—
Credited Vacation(d)	88,462	88,462	88,462	—	88,462	88,462	88,462
TOTAL	$17,912,618	$88,462	$35,621,666	$1,298,094	$42,919,760	$30,887,783	$28,875,711
(a)

Assumes Mr. Mezger’s 2018 PSUs pay out at 165% of the target value and other PSU grants pay out at 100% of target or prorated target values. Except for death and disability scenarios, assumes (i) Mr. Mezger’s 2021 PSUs have no value as the performance period would not have started by November 30, 2021; and (ii) Mr. Mezger’s termination would be considered a retirement under the applicable award agreements. Therefore, in the voluntary termination scenario, Mr. Mezger would receive full payout of his 2018 PSUs (at 165% of target), two-thirds of his 2019 PSUs and one-third of his 2020 PSUs.

(b)

Mr. Mezger’s designated beneficiaries would be entitled to receive an estimated death benefit of $2,012,072 ($1,000,000 benefit plus an income tax restoration payment of $1,012,072) upon his death. The present value of the benefit as of November 30, 2021 is approximately $1,203,834 based on a 2.7% discount factor and the PRI-2012 Top Quartile Employee and Healthy Annuitant Table (M/F), with the MP-2021 generational projection scales for life expectancy (consistent with mortality tables and rates used for Accounting Standards Codification Topic No. 715, “Compensation — Retirement Benefits” (“ASC 715”) valuations). For the change in control scenarios, the amounts shown are the cash surrender value of the underlying life insurance policy as of November 30, 2021 of $614,648 and an estimated tax restoration payment of $683,446.

(c)

Assumes we make 24 months of contributions for health benefits of approximately $3,115 per month.

(d)

Assumes payout of 160 hours of vacation benefits, which Mr. Mezger is credited with during his employment, regardless of actual vacation time taken.

Post-Employment Payments — Mr. Kaminski

Executive Payments and Benefits upon Termination or Change in Control	Voluntary Termination	Involuntary Termination for Cause	Involuntary Termination Without Cause/ Termination for Good Reason	Change in Control Without Termination	Change in Control With Termination for Good Reason or Without Cause	Death	Disability
Severance	$—	$—	$4,771,878	$—	$4,681,045	$—	$—
Long-term Incentives(a)
PSUs	5,227,954	—	5,227,954	—	6,706,837	8,297,618	8,297,618
Health Benefits(b)	—	—	56,677	—	—	—	—
TOTAL	$5,227,954	$—	$10,056,509	$—	$11,387,882	$8,297,618	$8,297,618
(a)

The values for Mr. Kaminski’s PSU award-related payouts reflect the same assumptions as described in footnote (a) of Mr. Mezger’s table.

(b)

Assumes we make 24 months of contributions for health benefits of approximately $2,362 per month.

Post-Employment Payments — Mr. Mandino

Executive Payments and Benefits upon Termination or Change in Control	Voluntary Termination	Involuntary Termination for Cause	Involuntary Termination Without Cause/ Termination for Good Reason	Change in Control Without Termination	Change in Control With Termination for Good Reason or Without Cause	Death	Disability
Severance	$—	$—	$5,565,251	$—	$5,380,807	$—	$—
Long-term Incentives(a)
PSUs	7,574,360	—	7,574,360	—	9,686,650	11,959,612	11,959,612
Health Benefits(b)	—	—	56,677	—	—	—	—
TOTAL	$7,574,360	$—	$13,196,288	$—	$15,067,457	$11,959,612	$11,959,612
(a)

The values for Mr. Mandino’s PSU award-related payouts reflect the same assumptions as described in footnote (a) of Mr. Mezger’s table.

(b)

Assumes we make 24 months of contributions for health benefits of approximately $2,362 per month.

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Post-Employment Payments — Mr. McGibney

Executive Payments and Benefits upon Termination or Change in Control	Voluntary Termination	Involuntary Termination for Cause	Involuntary Termination Without Cause/ Termination for Good Reason	Change in Control Without Termination	Change in Control With Termination for Good Reason or Without Cause	Death	Disability
Severance	$—	$—	$4,456,000	$—	$3,764,889	$—	$—
Long-term Incentives(a)
Restricted Stock	—	—	—	—	283,689	283,689	283,689
PSUs	—	—	—	—	—	2,141,455	2,141,455
Performance Cash	—	—	—	—	—	811,210	811,210
Health Benefits(b)	—	—	68,708	—	—	—	—
TOTAL	$—	$—	$4,524,708	$—	$4,048,578	$3,236,354	$3,236,354
(a)

Except for the death and disability scenarios, assumes that Mr. McGibney’s 2021 PSUs would have no value as the performance period would not have started by November 30, 2021. Upon death or disability, Mr. McGibney’s restricted stock awards would immediately vest, and he or his beneficiaries would be entitled to receive performance cash payments as if he had remained employed through the determination date; awards are assumed paid at the following levels: 2018 grant — 122.23%, 2019 grant — 102.77%, and 2020 grant — 101.55%

(b)

Assumes we make 24 months of contributions for health benefits of approximately $2,863 per month.

Post-Employment Payments — Mr. Praw

Executive Payments and Benefits upon Termination or Change in Control	Voluntary Termination	Involuntary Termination for Cause	Involuntary Termination Without Cause/ Termination for Good Reason	Change in Control Without Termination	Change in Control With Termination for Good Reason or Without Cause	Death	Disability
Severance	$—	$—	$3,863,656	$—	$3,800,045	$—	$—
Long-term Incentives(a)
PSUs	3,519,636	—	3,519,636	—	4,469,753	5,492,983	5,492,983
Death Benefit Only Plan(b)	—	—	—	1,494,996	1,494,996	2,012,072	—
Health Benefits(c)	—	—	56,677	—	—	—	—
TOTAL	$3,519,636	—	$7,439,969	$1,494,996	$9,764,794	$7,505,055	$5,492,983
(a)

The values for Mr. Praw’s PSU award-related payouts reflect the same assumptions as described in footnote (a) of Mr. Mezger’s table.

(b)

Mr. Praw’s designated beneficiaries would be entitled to receive an estimated death benefit of $2,012,072 ($1,000,000 benefit plus an income tax restoration payment of $1,012,072) upon his death. The present value of the benefit as of November 30, 2021 is approximately $1,394,847 based on the factors described in footnote (b) of Mr. Mezger’s table. For the change in control scenarios, the amounts shown are the cash surrender value of the underlying life insurance policy as of November 30, 2021 of $707,881 and an estimated tax restoration payment of $787,115.

(c)

Assumes we make 24 months of contributions for health benefits of approximately $2,362 per month.

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Advisory Vote to Approve Named Executive Officer Compensation

We are seeking an advisory vote from our stockholders to approve our NEOs’ 2021 fiscal year compensation as follows:

RESOLVED, that KB Home stockholders approve, on an advisory basis, the compensation paid to its named executive officers, as disclosed in this Proxy Statement, including the Compensation Discussion and Analysis, compensation tables and the related narrative discussion.

We believe that our CEO’s and our other NEOs’ 2021 fiscal year compensation was well-aligned with our performance and stockholders’ interests, as detailed under “Compensation Discussion and Analysis,” and as shown below. We also believe that the design and implementation of our executive compensation programs reflect our longstanding significant outreach to our stockholders. In turn, our stockholders have generally expressed strong support through our annual NEO compensation advisory votes, including an 85% level of support in 2021 for our approach to linking executive compensation to our strategic and operational goals as well as to stockholder value creation.

We intend to offer this non-binding Say-on-Pay vote at each of our annual meetings. We and the Board welcome our stockholders’ views on our NEOs’ compensation and, as in past years, will carefully consider the outcome of this advisory vote consistent with the best interests of all stockholders. As an advisory vote, it is not intended to have any use or effect for or on behalf of KB Home or its stockholders outside this Annual Meeting except as permitted by the Board.

Voting Standard

This non-binding advisory resolution will be considered approved based upon the affirmative vote of a majority of the shares of our common stock present or represented, and entitled to vote thereon, at the Annual Meeting.

FOR	Board recommendation: FOR approval of NEO compensation

Pay for Performance — 2021 Fiscal Year CEO Compensation

■

More than 90% of our CEO’s 2021 total direct compensation was performance-based and his base salary remained the same as in the prior four years.

■

Reflecting our strong performance on the primary metric of pretax income, up 91% year over year, and our CEO’s leadership on ESG initiatives as reflected in his IPF score, his $7.996 million annual incentive award was approximately 23% above the prior year’s award.

■

100% of our CEO’s long-term incentives were PSUs, with the 2021 target award grant value remaining unchanged from the prior two years, and below the median long-term incentive award value granted to chief executive officers in our peer group.

■

Our CEO earned his three-year 2018 PSU award at 165% of target (as discussed under “2018 PSU Awards”), reflecting our performance on the three applicable measures.

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Ratify Ernst & Young LLP’s Appointment as Independent Auditor

In January 2022, after considering Ernst & Young LLP’s effective performance in 2021 and audit efficiencies resulting from its 31 years of service as our Independent Auditor, the Audit Committee appointed Ernst & Young LLP as our independent registered public accounting firm to audit our consolidated financial statements for our fiscal year ending November 30, 2022. The Audit Committee believes this appointment is in our and our stockholders’ best interests. We are seeking stockholder ratification of this appointment.

Voting Standard

The Audit Committee’s appointment of Ernst & Young LLP will be considered ratified based upon the affirmative vote of a majority of the shares of our common stock present or represented, and entitled to vote thereon, at the Annual Meeting.

FOR	Board recommendation: FOR ratifying Ernst & Young LLP’s appointment

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, be available to respond to appropriate questions and, if they desire, make a statement. If Ernst & Young LLP’s appointment is not ratified, the Audit Committee will consider whether to retain Ernst & Young LLP, but still may retain the firm. Even if the appointment is ratified, the Audit Committee, in its discretion, may change the appointment of our independent registered public accounting firm at any time during the year if it determines it would be in our and our stockholders’ best interests to do so.

Independent Auditor Services and Fees

Below are the services provided by Ernst & Young LLP and related fees in each of our last two fiscal years. In 2021 and 2020, Ernst & Young LLP’s audit fees included an annual consolidated financial statement audit, audits of our financial services subsidiary, procedures related to our continuing implementation of a new enterprise resource planning system, other information technology systems testing, and an audit of our internal control over financial reporting. Audit-related fees in both years included 401(k) Plan audits and access to certain accounting resources.

	Fiscal Year Ended ($000s)
	2021	2020
Audit Fees	$1,348	$1,071
Audit-Related Fees	47	45
Tax Fees	—	—
All Other Fees	—	—
TOTAL FEES	$1,395	$1,116
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Audit Committee Report

The Audit Committee acts under a written charter. Under its charter, the Audit Committee assists the Board in fulfilling the Board’s oversight responsibilities relating to, among other things, KB Home’s corporate accounting and reporting practices, including the quality and integrity of its financial statements and reports, and its internal control over financial reporting and disclosure controls and procedures. All Audit Committee members are independent and determined to be “audit committee financial experts” under SEC rules.

In its role, the Audit Committee, among other activities:

■

conducts at most meetings separate executive sessions with KB Home’s chief financial officer; chief accounting officer; chief legal officer; internal audit head; and Independent Auditor, Ernst & Young LLP, to discuss matters relevant to their respective duties and roles.

■

oversees management’s performance of an annual enterprise risk management assessment and discusses with management identified significant business and operations risks, including cybersecurity risks, along with corresponding mitigating factors.

■

annually reviews and approves the internal audit department’s audit plan, the scope of which is based on the top risks identified in the annual enterprise risk management assessment, and receives at least quarterly updates on its performance and results.

■

reviews and discusses with management quarterly and annual periodic reports before they are filed with the SEC.

■

receives and discusses quarterly management reports on the structure and testing of KB Home’s system of internal control over financial reporting, and management’s assessment of the system’s effectiveness.

■

receives and discusses regular reports from the chief legal officer and senior compliance executives on material legal, compliance and ethics matters, and from the Independent Auditor on the results of its audit and internal control evaluation activities.

Management is primarily responsible for KB Home’s financial statements, financial reporting process and the adequacy of internal control over financial reporting. The Independent Auditor is responsible for performing an independent audit of KB Home’s financial statements and internal control over financial reporting, and for expressing an opinion on KB Home’s audited financial statements’ conformity to U.S. generally accepted accounting principles and the adequacy of KB Home’s internal control over financial reporting.

Per its charter, the Audit Committee is responsible for the appointment (with consideration given to stockholder ratification), compensation, engagement terms (including fees), retention (or termination) and oversight of the Independent Auditor’s work. The Audit Committee also:

■

annually evaluates the Independent Auditor’s qualifications, independence and effectiveness. In January 2022, the Audit Committee presented an evaluation to the Board and, based on that evaluation, appointed Ernst & Young LLP as KB Home’s independent registered public accounting firm for the fiscal year ending November 30, 2022.

■

reviews and discusses with the Independent Auditor the scope and plan of its independent financial statement and internal control over financial reporting audits.

■

receives direct reports from the Independent Auditor, which describe, among other things, the critical accounting policies and practices in the firm’s audits.

■

reviewed and discussed with the Independent Auditor the critical audit matter it identified in KB Home’s most recent Annual Report on Form 10-K.

In this context, the Audit Committee reviewed and discussed with management and Ernst & Young LLP KB Home’s audited financial statements. It also discussed with Ernst & Young LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

In addition, the Audit Committee received the disclosures and letter from Ernst & Young LLP required by the Public Company Accounting Oversight Board concerning its independence and discussed the firm’s independence from KB Home and KB Home’s management.

In reliance on the reviews, reports, activities and discussions referred to above, the Audit Committee recommended to the Board, and the Board approved, the inclusion of KB Home’s audited financial statements in KB Home’s Annual Report on Form 10-K for the fiscal year ended November 30, 2021 for filing with the SEC.

The Audit Committee respectfully submits this report.

Dr. Thomas W. Gilligan, Chair
Arthur R. Collins
Dorene C. Dominguez
Kevin P. Eltife
Dr. Stuart A. Gabriel

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Annual Meeting Voting Matters and Other Information

Holders of record of the 88,267,267 shares of our common stock outstanding as of the close of business on the February 4, 2022 record date are entitled to one vote for each share held. The trustee will vote the 6,705,247 shares the GSOT held on the record date based on instructions from eligible employees who hold common stock options under our equity compensation plans, as discussed under “Ownership of KB Home Securities.” Therefore, a total of 94,972,514 shares are entitled to vote at the Annual Meeting.

For stockholders to take action at the Annual Meeting, the holders of a majority of the shares of our common stock outstanding on the record date must be present or represented at the meeting. Abstentions and “broker non-votes” are counted for this purpose. A “broker non-vote” occurs when a broker or financial institution does not receive instructions from a beneficial holder and does not have the discretionary authority to vote on an item of business, which will apply for all Annual Meeting matters other than ratifying the appointment of our Independent Auditor. Therefore, if you are a beneficial owner, you must instruct your broker or financial institution on how you want your shares to be voted on the other items of business in order for your shares to be counted for those items.

Voting Your Shares

Stockholders can vote via the Internet, telephone or mail or in person at the Annual Meeting, as described under “Voting Procedures.” There are no dissenters’ rights or rights of appraisal as to any item to be acted upon at the Annual Meeting. There is no right to cumulative voting.

The named proxies for the Annual Meeting — Jeffrey T. Mezger and Brian J. Woram, our Executive Vice President and General Counsel (or their duly authorized designees) — will follow submitted proxy voting instructions. They will vote as the Board recommends as to any such submitted instructions that do not direct how to vote on any item and will vote on any other matters properly presented at the Annual Meeting in their discretion, including upon any motion to adjourn or postpone all or any portion of the Annual Meeting. We have engaged our transfer agent, Computershare, to count the votes and to act as an independent inspector of election. William A. (Tony) Richelieu, our Corporate Secretary, will also act as an inspector of election.

Voting Standards

You will find the voting standard for each item of business at the Annual Meeting on the first page on which it is discussed in this Proxy Statement. Approval of any other matter properly presented at the Annual Meeting requires the affirmative vote of a majority of the shares of our common stock present or represented and entitled to vote thereon. Shares that are not present or represented at the Annual Meeting and broker non-votes will not affect the outcome for any items of business at the Annual Meeting. Abstentions will not affect the outcome of the election of directors but will have the effect of an against vote for any other items of business.

Voting Procedures

	Holders of Record	Beneficial Holders	Plan Participant Holders
How to Vote	If your shares are registered directly with our transfer agent, Computershare, vote via the Internet, telephone or mail following the instructions on your mailed or electronic proxy form.	If your shares are held by an intermediary broker or financial institution, vote via the Internet, telephone or mail following the instructions on your mailed or electronic voting instruction form.

If you can vote any shares under the KB Home 401(k) Savings Plan (“401(k) Plan”) or the GSOT, vote via the Internet, telephone or mail following the instructions on your mailed or electronic proxy form.

Voting Deadlines	Internet and telephone voting is available until 11:59 p.m., Eastern Time, on April 6, 2022. Mailed proxy forms must be received before polls close.	Your broker/other holder of record sets the voting deadlines.	Internet and telephone voting is available until, and mailed proxy forms must be received by, 11:59 p.m., Eastern Time, on April 5, 2022.
Changing Your Vote	You may revoke voting instructions by submitting a later vote in person before polls close, or via the Internet, telephone or mail before the above-noted deadlines.	You must contact your broker/ other holder of record to revoke any prior voting instructions.	You may revoke voting instructions by submitting a later vote in person before polls close, or via the Internet, telephone or mail before the above-noted deadline.
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Proxy Solicitation Costs

We will pay the cost to solicit proxies for the Annual Meeting. In addition to this Proxy Statement, our officers, directors and other employees may solicit proxies personally, in writing or by telephone, facsimile, email or other means for no additional compensation. We will, if requested, reimburse banks, brokers and other custodians, nominees and certain fiduciaries for their reasonable expenses in providing proxy materials to their principals. We have hired Georgeson LLC, a professional soliciting organization, to assist us in soliciting proxies and distributing proxy materials for a fee of $9,500, plus reimbursement of out-of-pocket expenses.

Internet Availability of Proxy Materials

The Annual Meeting proxy materials are being made available primarily via the Internet at www.kbhome.com/investor/proxy in order to speed their delivery to our stockholders, to contain costs and to reduce the impact on the environment. In addition, beginning February 25, 2022, we mailed the Notice of Internet Availability to stockholders, which provides instructions on how to access and view the proxy materials, and to vote via the Internet or telephone. To request a printed copy of our proxy materials, follow the instructions on the notice. Stockholders who previously elected to receive proxy materials electronically will continue to receive them and a notice by e-mail, unless we are told otherwise. Please note that you cannot vote your shares by marking and returning a notice.

Stockholder Proposals for Our 2023 Annual Meeting of Stockholders

To be included in the proxy statement and form of proxy for our 2023 annual meeting, we must receive any proposal of a stockholder intended to be presented at that meeting no later than October 28, 2022. Further, per our By-Laws, the Board-designated proxies for that meeting will use their discretionary voting authority with respect to any proposal presented at the meeting by a stockholder who does not provide us with written notice of the proposal between December 8, 2022 and January 7, 2023.

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ANNEX 1

Corporate Governance Processes and Procedures

This Annex provides additional information about KB Home’s corporate governance.

Director Independence Determinations

We believe that a substantial majority of our directors should be independent. To be independent, the Board must affirmatively determine that a director does not have any direct or indirect material commercial or charitable relationship with us based on all relevant facts and circumstances. The Board makes independence determinations from information supplied by directors, director nominees and other sources, the Nominating Committee’s prior review and recommendation, and certain categorical standards contained in our Corporate Governance Principles that are consistent with NYSE listing standards. The Board determined that all directors who served in 2021 and all director nominees are independent, other than Mr. Mezger.

In making its independence determinations, the Board found that Ms. Dominguez’s independence was not impaired by, and she did not have a direct or indirect material interest in, one of our division office’s leasing a few copiers from CIT Group, where she serves as a non-employee director; in our corporate office lease with a subsidiary of Douglas Emmett, the board of which she joined in 2021 as a non-employee director; nor by our making a $25,000 donation to The Dominguez Dream Foundation for which Ms. Dominguez serves as Chairwoman.

The Board also determined that each Compensation Committee member is a “non-employee director” under SEC rules and an “outside director” under Section 162(m) of the Code.

Related Party Transactions

The Nominating Committee reviews any transactions, arrangements or relationships in which we participate and in which a director, director nominee, executive officer or beneficial owner of five percent or more of our common stock (or, in each case, an immediate family member) had or will have a direct or indirect material interest (a “Related Party Transaction”). Covered individuals and stockholders are expected to inform our Corporate Secretary of any Related Party Transactions, and we collect information from our directors, director nominees and executive officers so that we can review our records for any such transactions.

Per the policies and procedures set forth in its Charter, the Nominating Committee will approve or ratify a Related Party Transaction if, based on a review of all material facts and feasible alternatives, it deems the transaction to be in our and our stockholders’ best interests. In addition, specified categories of transactions set forth in the Nominating Committee’s Charter are deemed pre-approved/ratified, including those in which the total amount involved is less than or equal to $120,000; and those that would not (a) need to be reported under federal securities laws, (b) be deemed to impair a director’s independence or (c) be deemed to be a conflict of interest.

Director Qualifications and Nominations

The Nominating Committee evaluates and recommends individuals for election to the Board, including each of the directors who joined the Board in 2020 and 2021 through the refreshment plan described under “Director Succession and Refreshment,” at its meetings and at any point during the year. Among other factors, the Nominating Committee takes into consideration the attributes listed in our Corporate Governance Principles and diversity as described under “Board Experience and Skills.” There is no formal policy as to how diversity is applied, and an individual’s background and experience, while important, do not necessarily outweigh any other factors.

Current directors may nominate individuals, and the Nominating Committee has retained professional search firms from time to time to assist with director recruitment. Current directors recommended Mr. Niccol as a candidate prior to his election in 2021. Security holders may propose director nominees by following the procedures in our By-Laws, which require, among other things, timely advance written notice to our Corporate Secretary of any potential nominee that contains specified information about the nominee and the nominating security holder. Director nominees proposed by security holders are considered in the same manner as any other potential nominees.

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Board Evaluation Process

In October 2021, the Board and each committee conducted an annual evaluation of their respective performance as part of their regular fourth quarter meetings. Their discussions were guided by a set of subjects the Nominating Committee approved in July 2021. The subjects included, among others: Board/committee structure, composition, diversity, skills, meeting processes, interaction with management, and the performance of the Board Chairman/committee chair and the Lead Independent Director. Each committee reported on the results of its own assessment to the Board.

Audit Fee Pre-Approval Policy; Audit Committee Designation

The Audit Committee has established a policy that requires it to pre-approve all services our Independent Auditor provides to us, including audit, audit-related, tax and other permitted non-audit services. In certain circumstances under the policy, our chief accounting officer (or a functional equivalent) can authorize the firm to perform services, and the Audit Committee Chair can pre-approve services up to a specific per-engagement fee limit. The Chair must report to the Audit Committee any such pre-approvals granted. The Audit Committee approved all services Ernst & Young LLP provided in 2021 and 2020 and the corresponding fees (as shown in the table under “Independent Auditor Services and Fees”) in accordance with this policy.

The Audit Committee is a separately designated standing audit committee as defined in Section 3(a)(58)(A) of the Securities and Exchange Act of 1934.

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ANNEX 2

Reconciliation of Non-GAAP Financial Measures

This Proxy Statement contains information regarding Adjusted Pretax Income, Adjusted Net Income and Adjusted Earnings Per Share, all of which are financial measures that are not calculated in accordance with GAAP. We believe these non-GAAP financial measures are relevant and useful for purposes of this Proxy Statement to understand our 2021 fiscal year performance generally and in relation to the annual incentive payouts the Compensation Committee approved for our NEOs, as described under “2021 Annual Incentives,” and how the 2018 PSU performance measures of AEPS and AROIC were determined, as described under “Long-Term Incentives.” However, because Adjusted Pretax Income, Adjusted Net Income and Adjusted Earnings Per Share are not calculated in accordance with GAAP, these financial measures may not be completely comparable to other companies in the homebuilding industry and, thus, should not be considered in isolation or as an alternative to measures prescribed by GAAP. Also, we do not necessarily use these specific financial measures to make business decisions or in other investor communications about our results of operations. Rather, these financial measures should be used to supplement the most directly comparable GAAP financial measures in order to provide a greater understanding of our performance solely with respect to the 2021 fiscal year annual incentives and 2018 PSU payouts to our NEOs.

The table below reconciles our total pretax income calculated in accordance with GAAP to the non-GAAP measure of Adjusted Pretax Income used in the computation of the 2021 fiscal year annual incentives (in thousands):

For the Fiscal Year Ended November 30, 2021
Total pretax income	$695,346
Add: Incentive compensation expense	78,751
Add: Inventory-related charges related to land purchased or optioned prior to January 1, 2008	11,953
ADJUSTED PRETAX INCOME	$786,050

Adjusted Pretax Income is a non-GAAP financial measure, which is calculated as our total pretax income excluding incentive and variable compensation expense and inventory-related charges related to land purchased or optioned prior to January 1, 2008. For Adjusted Pretax Income, the most directly comparable GAAP financial measure is pretax income.

The tables below reconcile our net income and diluted earnings per share calculated in accordance with GAAP to the non-GAAP measures of Adjusted Net Income and Adjusted Earnings Per Share used in the computation of the AEPS and AROIC performance measures for the 2018 PSU payouts to our NEOs ($ in thousands, except per share amounts):

	For the Fiscal Years Ended November 30,
	2021	2020	2019
Total pretax income	$695,346	$364,043	$348,175
Income tax expense	(130,600)	(67,800)	(79,400)
NET INCOME	$564,746	$296,243	$268,775
DILUTED EARNINGS PER SHARE	$6.01	$3.13	$2.85

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	For the Fiscal Years Ended November 30,
	2021	2020	2019
Net income	$564,746	$296,243	$268,775
Adjustments: Inventory-related charges related to land purchased or optioned prior to January 1, 2008	11,953	21,937	17,291
Variable compensation expense	—	—	—
Income tax impact*	(2,200)	(4,100)	(3,900)
ADJUSTED NET INCOME	$574,499	$314,080	$282,166
ADJUSTED EARNINGS PER SHARE (AEPS)	$6.14	$3.34	$3.01
* Represents the total adjustments to net income multiplied by our effective tax rate, which was 18.8% for 2021, 18.6% for 2020 and 22.8% for 2019.
	For the Fiscal Years Ended November 30,
	2021	2020	2019
ADJUSTED NET INCOME	$574,499	$314,080	$282,166
Average notes payable	$1,716,101	$1,747,961	$1,904,505
Average stockholders’ equity	2,842,622	2,524,446	2,235,311
AVERAGE INVESTED CAPITAL	$4,558,723	$4,272,407	$4,139,816
ADJUSTED RETURN ON INVESTED CAPITAL (AROIC)	12.6%	7.4%	6.8%

Adjusted Net Income is a non-GAAP financial measure, which is calculated as our net income excluding inventory-related charges related to land purchased or optioned prior to January 1, 2008, variable compensation expense, and the applicable income tax impact of these items for the period. AEPS is calculated based on Adjusted Net Income. AROIC is calculated as Adjusted Net Income divided by average invested capital (average notes payable and stockholders’ equity for the beginning and end of the applicable year). For Adjusted Net Income and AEPS, the most directly comparable GAAP financial measures are net income and diluted earnings per share, respectively.

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Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by see reverse side

Online
Go to **www.investorvote.com/KBH** or scan the QR code — login details are located in the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/KBH

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

2022 Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the director nominees listed and FOR Item 2 and FOR Item 3.

1. Election of Directors:

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Arthur R. Collins	☐	☐	☐	02 - Dorene C. Dominguez	☐	☐	☐	03 - Kevin P. Eltife	☐	☐	☐
04 - Timothy W. Finchem	☐	☐	☐	05 - Dr. Stuart A. Gabriel	☐	☐	☐	06 - Dr. Thomas W. Gilligan	☐	☐	☐
07 - Jodeen A. Kozlak	☐	☐	☐	08 - Melissa Lora	☐	☐	☐	09 - Jeffrey T. Mezger	☐	☐	☐
10 - Brian R. Niccol	☐	☐	☐	11 - James C. Weaver	☐	☐	☐				

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 P C F

03K9XD

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KB HOME ANNUAL MEETING OF STOCKHOLDERS
APRIL 7, 2022

Dear Fellow Stockholder:

Your vote and investment in KB Home are very important. We encourage you to vote via the Internet or telephone as indicated on the reverse side of this form. If you choose to vote by mail, please complete and return this form for tabulation as soon as possible to ensure your vote is counted.

Thank you for your continued support of KB Home.

Sincerely,

Jeffrey T. Mezger
Chairman, President and Chief Executive Officer

The 2022 Annual Meeting of Stockholders of KB Home will be held on Thursday, April 7, 2022 at 9:00 A.M. Pacific Time virtually via the internet at www.meetnow.global/M7LZMVV.

To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form.

Important notice regarding the Internet availability of proxy materials for the 2022 Annual Meeting of Stockholders. Materials are available at: www.kbhome.com/investor/proxy

Small steps make an impact.

Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/KBH

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy - KB Home

Proxy/Voting Instructions for Annual Meeting of Stockholders — April 7, 2022

This Proxy is solicited by the Board of Directors

Receipt of proxy materials for the above Annual Meeting of Stockholders is acknowledged. The undersigned hereby constitutes and appoints Jeffrey T. Mezger and Brian J. Woram, and each of them, as attorney, agent and proxy of the undersigned, each with the power to act without the other and with full power of substitution, and authorizes each of them to represent the undersigned and to vote all shares of Common Stock, $1.00 par value, of KB Home ("Company") of which the undersigned would be entitled to direct the vote if personally present at the 2022 Annual Meeting of Stockholders of the Company to be held on April 7, 2022, and at any and all adjournments or postponements thereof ("Meeting"), as instructed on the reverse side of this form or, if no instruction is given, "FOR" the election of each director nominee, "FOR" Item 2 and "FOR" Item 3, and in each such proxyholder's discretion upon any other matter that may properly come before the Meeting, including upon any motion to adjourn or postpone all or any portion of the Meeting.

If shares of the Company's Common Stock are held on behalf of the undersigned under the Company's Amended and Restated 401(k) Savings Plan ("Plan") and/or if the undersigned is entitled to direct the vote of shares held by the Company's Grantor Stock Ownership Trust ("Trust"), this form serves to provide confidential voting instructions to the respective Trustee that votes the shares of the Plan and the Trust as to any and all such shares as to which the undersigned had the right to give voting instructions on February 4, 2022 to vote as instructed on the reverse side of this form or, if no instruction is given, "FOR" the election of each director nominee, "FOR" Item 2 and "FOR" Item 3, and in the discretion of each of the above-named proxies upon any other matter that may properly come before the Meeting, including upon any motion to adjourn or postpone all or any portion of the Meeting.

PLEASE MARK, DATE AND SIGN THIS FORM AND RETURN IT PROMPTLY, OR USE THE INTERNET OR TELEPHONE OPTIONS DESCRIBED ON THE REVERSE SIDE OF THIS FORM. VOTING INSTRUCTIONS IN RESPECT OF SHARES OF THE COMPANY'S COMMON STOCK REGISTERED WITH KB HOME'S TRANSFER AGENT MUST BE RECEIVED ON OR BEFORE 11:59 P.M. EASTERN TIME ON APRIL 6, 2022 TO BE COUNTED.

VOTING INSTRUCTIONS TO THE RELEVANT TRUSTEES IN RESPECT OF PLAN SHARES AND TRUST SHARES, HOWEVER, MUST BE RECEIVED BY THE TRUSTEE ON OR BEFORE 11:59 P.M. EASTERN TIME ON APRIL 5, 2022 TO BE COUNTED. IF YOU DO NOT PROVIDE VOTING INSTRUCTIONS TO THE PLAN TRUSTEE, YOUR PLAN SHARES, IF ANY, WILL NOT BE VOTED.

(Items to be voted appear on reverse side)

C Non-Voting Items

Change of Address — Please print new address below.	**Comments** — Please print your comments below.